Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220460

This preliminary prospectus supplement relates to an effective registration statement but it is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 3, 2018

Preliminary prospectus supplement

(To prospectus dated September 14, 2017)

Covanta Holding Corporation

$400,000,000

    % Senior Notes due 2027

Interest payable January 1 and July 1

Issue price:      %

We are offering $400,000,000 aggregate principal amount of our     % Senior Notes due 2027 (the “notes”). The notes will mature on January 1, 2027. Interest will accrue from                 , 2018, and the first interest payment date will be July 1, 2019.

We may redeem some or all of the notes at any time on or after January 1, 2022 at the redemption prices set forth in this prospectus supplement. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings completed before January 1, 2022 at a redemption price of     % of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to January 1, 2022, we may redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium.

If we sell certain of our assets or experience specific kinds of changes in control, we may be required to offer to purchase the notes as described under “Description of notes—Repurchase at the option of holders—Change of Control Triggering Event” and “Description of notes—Repurchase at the option of holders—Asset sales.”

The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness that is not subordinated, and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to the existing and future liabilities of any of our subsidiaries, including their guarantees under certain of our Tax-Exempt Bonds, and their indebtedness and guarantees under the credit facilities of our subsidiary, Covanta Energy. We conduct all of our business through our subsidiaries. None of our subsidiaries will guarantee the notes.

We intend to use the net proceeds of this offering along with cash on hand and/or direct borrowings under our subsidiary, Covanta Energy’s revolving credit facility to fund the redemption of all of our 6.375% Senior Notes due 2022 on November 2, 2018 and to pay transaction fees and expenses and accrued interest. Pending such use, we intend to use a portion of the net proceeds of this offering to repay borrowings outstanding under Covanta Energy’s revolving credit facility in an amount of up to $202 million and invest the remaining net proceeds in short-term interest-bearing accounts, securities or similar investments.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our notes. Investing in our notes involves a high degree of risk. See “Risk factors” beginning on page S-14 and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 26, 2018, for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to Covanta(1)

Per note	%	%	%
Total

(1)	Plus accrued interest, if any, from , 2018.

The notes will not be listed on any securities exchange or automated quotation system. Currently, there is no public market for the notes.

We expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company (“DTC”) on or about                 , 2018.

Joint book-running managers

J.P. Morgan
BofA Merrill Lynch
Credit Agricole CIB
Citizens Capital Markets
MUFG
SMBC Nikko

Co-managers

TD Securities
BBVA
Capital One Securities
BB&T Capital Markets
Fifth Third Securities
HSBC

The date of this prospectus supplement is                 , 2018.

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You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on it and neither we nor the underwriters take any responsibility for, or provide assurances as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes. The second part is the accompanying prospectus, which gives more general information. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto) and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

Notice to investors

This prospectus supplement and the accompanying prospectus do not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

Prospective investors should not construe anything in this prospectus supplement and the accompanying prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.

This prospectus supplement and the accompanying prospectus contain summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

We are a Delaware corporation. Our principal executive offices are located at 445 South Street, Morristown, NJ 07960 and our telephone number at that address is (862) 345-5000. Our website is located at http://www.covanta.com. Our website and the information contained on our website are not part of this prospectus supplement, and you should rely only on the information contained or incorporated by reference in this prospectus supplement when making a decision as to whether to invest in the notes.

Except as otherwise stated or unless the context otherwise requires, references in this prospectus supplement to “Covanta Holding,” “Covanta,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries; references to the “Issuer” refer to Covanta Holding Corporation and not to its subsidiaries; references to “Covanta Energy” refer to Covanta Energy, LLC, a direct wholly-owned subsidiary of Covanta Holding, and its subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

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Cautionary note regarding forward-looking statements

Certain statements in this prospectus supplement, including documents incorporated by reference herein, may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements of Covanta or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to us include, but are not limited to, the risks and uncertainties affecting our businesses described in the “Risk factors” section in this prospectus supplement and in the filings with the SEC incorporated by reference herein. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	seasonal or long-term fluctuations in the prices of energy, waste disposal, scrap metal and commodities;

•	our ability to renew or replace expiring contracts at comparable prices and with other acceptable terms;

•	adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, tax laws, labor laws and healthcare laws;

•	failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;

•	our ability to avoid adverse publicity or reputational damage relating to our business;

•	advances in technology;

•

difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, and weather interference and catastrophic events;

•	difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;

•	limits of insurance coverage;

•	our ability to avoid defaults under our long-term contracts;

•	performance of third parties under our contracts and such third parties’ observance of laws and regulations;

•	concentration of suppliers and customers;

•	geographic concentration of facilities;

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•	increased competitiveness in the energy and waste industries;

•	changes in foreign currency exchange rates;

•	limitations imposed by our existing indebtedness and our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;

•	exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;

•	the scalability of our business;

•	our ability to attract and retain talented people;

•	failures of disclosure controls and procedures and internal controls over financial reporting;

•	our ability to utilize net operating loss carryforwards;

•	general economic conditions in the United States and abroad, including the availability of credit and debt financing;

•	restrictions in our certificate of incorporation and debt documents regarding strategic alternatives; and

•

other risks and uncertainties affecting our businesses described in “Item 1A. Risk Factors” of Covanta’s Annual Report on Form 10- K for the year ended December 31, 2017 and in other filings by Covanta with the SEC.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus supplement or the documents incorporated herein by reference are made only as of the date hereof and we do not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Non-GAAP financial measures

To supplement our results prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”), we have included in this prospectus supplement certain non-GAAP measures, including Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital (each as defined below), which are non-GAAP measures as defined by the SEC. These non-GAAP financial measures are not intended as substitutes and should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. In addition, our use of non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The presentation of Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital are intended to enhance the usefulness of our financial information by providing measures which management internally uses to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.

We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in Covanta Energy’s credit facilities, and as an additional way of viewing aspects of its

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operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, we believe provide a more complete understanding of our business. “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income including the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, adjustments to reflect the Adjusted EBITDA from our unconsolidated investments, adjustments to exclude significant unusual or non-recurring items that are not directly related to our operating performance plus adjustments to capital type expenses for our service fee facilities in line with our credit agreements. For further information on these additional items, see “Summary historical consolidated financial information.”

Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity in accordance with GAAP.

We use the non-GAAP financial measures of Free Cash Flow and Free Cash Flow Before Working Capital as criteria of liquidity and performance-based components of employee compensation. Free Cash Flow is defined as cash flow provided by operating activities, plus changes in operating restricted funds, less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. Free Cash Flow Before Working Capital is defined as Free Cash Flow excluding changes in working capital. We use Free Cash Flow and Free Cash Flow Before Working Capital as measures of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available for acquisitions, for investments in construction of new projects, to make principal payments on debt, or to return capital to our shareholders through dividends and/or stock repurchases. For further information, see “Summary historical consolidated financial information.”

Free Cash Flow and Free Cash Flow Before Working Capital should not be considered as alternatives to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP.

For more information, see “Summary historical consolidated financial information” and the financial statements and related notes thereto incorporated by reference in this prospectus supplement for a reconciliation of non-GAAP financial measures to GAAP financial measures.

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Market, ranking, industry data and forecasts

This prospectus supplement and the documents incorporated by reference herein include market share, ranking, industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position and ranking are based on market data currently available to us, management’s estimates and assumptions we have made regarding the size of our markets within the energy-from-waste industry. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Neither we nor the underwriters can guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus supplement.

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Summary

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk factors” section in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the historical financial statements and the notes to those financial statements.

References herein to the financial measures “Adjusted EBITDA”, “Free Cash Flow” and “Free Cash Flow Before Working Capital” refer to financial measures that do not comply with GAAP. For information about how we calculate Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital, see “—Summary historical consolidated financial information.”

Our company

Covanta is one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), and also owns and operates related waste transport and disposal and other renewable energy production businesses. Our mission is to provide sustainable waste and energy solutions. EfW serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is considered renewable under the laws of many states and under federal law.

Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Our EfW facilities earn revenue from both the disposal of waste and the generation of electricity, generally under long-term contracts, as well as from the sale of metal recovered during the EfW process. Our facilities process approximately 22 million tons of solid waste annually, equivalent to 8% of post-recycled municipal solid waste (“MSW”) generated in the United States. We operate and/or have ownership positions in 44 EfW facilities, which are primarily located in North America, and four additional energy generation facilities, including other renewable energy production facilities in North America (wood biomass and hydroelectric). In total, these assets produce the equivalent of approximately 10 million megawatt hours of baseload electricity annually.

In addition to our core EfW business, we offer a variety of sustainable waste management solutions in response to customer demand, including onsite clean-up services, wastewater treatment, transportation and logistics, recycling and depackaging. We operate waste management infrastructure, including 17 waste transfer stations, 20 material processing facilities, four landfills (primarily for ash disposal) and one regional metals processing facility, all of which are complementary to our core EfW business.

Our customers represent a broad spectrum of industries including pharmaceuticals, consumer products, health and beauty, food, automotive and chemicals. These businesses are highly synergistic with our existing profiled waste business, offer us the opportunity to expand the geographical sourcing of our waste streams, and allow us to drive higher valued non-hazardous profiled waste volumes into our EfW facilities and access additional revenue growth opportunities.

During 2017, we generated $1,752 million of revenue, $408 million of Adjusted EBITDA, $132 million of Free Cash Flow and $88 million of Free Cash Flow Before Working Capital. For a discussion and reconciliation of Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital to their comparable GAAP measures, see footnote (1) under “—Summary historical consolidated financial information.”

The EfW process

Energy-from-waste facilities produce energy through the combustion of non-hazardous MSW in specially-designed power plants. Most of our facilities are “mass-burn” facilities, which combust the MSW on an as-received basis without any pre-processing such as shredding, sorting or sizing. The process reduces the waste to an inert ash while extracting ferrous and non-ferrous metals for recycling. In addition to our mass-burn facilities, we own and/or operate additional facilities that use other processes or technologies, such as refuse-derived fuel facilities which process waste prior to combustion and a gasification technology, in which waste is heated to create gases that are then combusted.

Environmental benefits of EfW

We believe that EfW offers solutions to public sector leaders around the world for addressing two key issues: sustainable management of waste and renewable energy generation. We believe that the environmental benefits of EfW, as an alternative to landfilling, are clear and compelling: by processing MSW in EfW facilities, we reduce greenhouse gas (“GHG”) emissions, lower the risk of groundwater contamination, and conserve land. Increased use of EfW facilities can reduce GHG emissions, as the methane emitted by landfills is over 80 times more potent than carbon dioxide over a 20-year period. At the same time, EfW generates clean, reliable energy from a renewable fuel source, thus reducing dependence on fossil fuels, the combustion of which is itself a major contributor of GHG emissions. The United States Environmental Protection Agency (“EPA”), using lifecycle tools such as its own Municipal Solid Waste Decision Support Tool, has found that, on average, approximately one ton of carbon dioxide equivalent is reduced relative to landfilling for every ton of waste processed. Compared with fossil fuel based generation, each ton of waste processed eliminates the need to consume approximately one barrel of oil or one-quarter ton of coal, in order to generate the equivalent amount of electricity. We believe EfW is also an important component of business and community efforts to divert post-recycled waste from landfills as part of their greenhouse gas, zero-waste-to-landfill, circular economy, and other sustainability initiatives. As public planners and commercial and industrial companies address their needs for more environmentally sustainable waste management and energy generation in the years ahead, we believe that EfW will be an increasingly attractive alternative.

Revenue sources

Our EfW projects generate revenue primarily from three sources: (1) fees charged for operating facilities or processing waste received, (2) the sale of electricity and/or steam, and (3) the sale of ferrous and non-ferrous metals that are recovered from the waste stream as part of the EfW process. We may also generate additional revenue from the construction, expansion or upgrade of a facility, when a public sector client owns the facility. Our customers for waste services or facility operations are principally public sector entities, though we also market disposal capacity at certain facilities to commercial customers. Our facilities primarily sell electricity, either to utilities at contracted rates or, in situations where a contract is not in place, at prevailing market rates in regional markets (primarily the Pennsylvania-New Jersey-Maryland Interconnection (“PJM”), the New England Power Pool (“NEPOOL”) and the New York Independent System Operator (“NYISO”) in the Northeastern United States), and in some cases sell steam directly to industrial users.

We also operate and/or have ownership positions in environmental services businesses, transfer stations and landfills (primarily for ash disposal) that are ancillary and complementary to our EfW projects and generate additional revenue from disposal or service fees.

EfW contract structures

Most of our EfW projects were developed and structured contractually as part of competitive procurement processes conducted by public sector entities. As a result, many of these projects have common features. However, each contractual agreement is different, reflecting the specific needs and concerns of a client community, applicable regulatory requirements and/or other factors.

Our EfW projects can generally be divided into three categories, based on the applicable contract structure at a project: (1) “tip fee” projects, (2) “service fee” projects that we own, and (3) “service fee” projects that we do not own but operate on behalf of a municipal owner. At tip fee projects, we receive a per-ton fee for processing waste, and we typically retain all of the revenue generated from energy and recycled metal sales. We own or lease the tip fee facilities. At service fee projects, we typically charge a fixed fee for operating the facility, and the facility capacity is dedicated either primarily or exclusively to the host community client, which also retains the majority of any revenue generated from energy and recycled metal sales. As a result of these distinctions, the revenue and income generated at tip fee projects is heavily dependent on operating performance, as well as waste, energy and metal market conditions. Service fee projects have much less revenue exposed to waste, energy or metal markets and variations in operating performance have a smaller impact on revenue. Notwithstanding distinctions among these general classifications in contract structures, in all cases we focus on a consistent set of performance indicators to optimize service to customers and operating results: (i) boiler availability; (ii) turbine availability; (iii) safety and environmental performance measures; (iv) tons processed; (v) steam sold; (vi) megawatt hours sold; and (vii) recycled metal tons sold.

The following summarizes the typical contractual and economic characteristics of our EfW contract structures:

	Tip fee	Service fee (Covanta Owned)	Service fee (Client Owned)

Number of facilities:	21	4	19

Client(s):	Host community and municipal and commercial waste customers	Host community, with limited merchant capacity in some cases	Dedicated to host community exclusively

Waste and service revenue:	Per ton “tipping fee”	Fixed fee, with performance incentives and inflation escalation

Energy revenue:	Covanta retains 100%	Share with client (Covanta retains approximately 20% on average)

Metals revenue:	Covanta retains 100%	Share with client (Covanta typically retains approximately 50%)

Operating costs:	Covanta responsible for all operating costs	Pass through certain costs to client (e.g. ash disposal)

Project debt service:	Covanta project subsidiary responsible	Paid by client explicitly as part of service fee	Client responsible for debt service

After service contract expiration:	N/A	Covanta owns the facility; clients have certain rights set forth in contracts; facility converts to tip fee or remains service fee with new terms	Client owns the facility; extend with Covanta or tender for new contract

Recent Developments

We have not completed our closing procedures, nor have our auditors performed review procedures, with respect to the three months ended September 30, 2018, and as such, the final results for this period are not yet available. However, we currently expect to record a non-cash impairment charge of approximately $50 million for the three months ended September 30, 2018 as a result of the identification of indicators of impairment associated with certain of our EfW facilities during the period. In connection with our continuing plant rationalization activities, we now estimate that, more likely than not, the assets will not be operated through their previously estimated economic lives.

Corporate information

We are organized as a holding company, which was incorporated in Delaware on April 16, 1992. We conduct all of our operations through subsidiaries, which are engaged predominantly in the businesses of waste and energy services. We have one reportable segment which comprises our entire operating business.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of notes” in this prospectus supplement.

Issuer	Covanta Holding Corporation

Securities offered	$400.0 million aggregate principal amount of % Senior Notes due 2027.

Maturity date	January 1, 2027.

Interest rate	% per year.

Interest payment dates	January 1 and July 1, commencing with a long first coupon payable on July 1, 2019.

Optional redemption	The notes will be redeemable at the Issuer’s option, in whole or in part, at any time on or after January 1, 2022, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to January 1, 2022, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of % of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to January 1, 2022, we may also redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole premium.”

Mandatory offers to purchase	The occurrence of a Change of Control Triggering Event, subject to certain conditions, may require us to offer to purchase from you all or a portion of your notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of notes—Repurchase at the option of the holders—Change of Control Triggering Event.”

Certain asset dispositions will be triggering events that may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness (with a corresponding permanent reduction in commitment, if applicable) or to invest or commit to invest such proceeds in additional assets related to our business or capital stock of a restricted subsidiary (as defined under the heading “Description of notes”).

Ranking	The notes will be the Issuer’s senior unsecured obligations and:

•	will rank equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness that is not subordinated;

•	will rank senior in right of payment to all of the Issuer’s existing and future indebtedness that is expressly subordinated in right of payment to the notes;

•	will be effectively subordinated in right of payment to any of the Issuer’s existing and future secured debt, to the extent of the value of the assets securing such debt; and

•

will be structurally subordinated to all of the existing and future liabilities of any of our subsidiaries (none of which will guarantee the notes), including their guarantees under certain of our Tax-Exempt Bonds, and their indebtedness and guarantees under our subsidiary, Covanta Energy’s credit facilities.

As of June 30, 2018, after giving effect to the Transactions described under “Use of proceeds” (which includes the redemption of our 6.375% Senior Notes due 2022 (the “Senior Notes due 2022”) and the payment of transaction fees and expenses):

•

we would have had $2,457 million of total consolidated indebtedness, $787 million of which would have been secured (including $164 million under Covanta Energy’s revolving credit facility and $395 million under Covanta Energy’s term loan), and we would have had additional commitments of $485 million under Covanta Energy’s revolving credit facility available to us (after giving effect to the $251 million of outstanding letters of credit, all of which would be secured);

•	none of our indebtedness would be subordinated in right of payment to the notes;

•

our subsidiaries (including Covanta Energy) would have had $3,264 million of liabilities, including $161 million in project debt (excluding intercompany liabilities), all of which would have been structurally senior in right of payment to the notes; and

•

we would have had $127 million of Tax-Exempt Bonds (including Tax-Exempt Bonds issued in September 2018) guaranteed by our subsidiaries which would be structurally senior in right of payment to the notes.

Covenants	The Issuer will issue the notes under its existing indenture with Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be entered into on the closing date of this offering. The indenture will, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem their capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell assets;

•	incur liens;

•	enter into transactions with affiliates;

•	alter the businesses they conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of their assets.

These covenants will be subject to a number of important exceptions and qualifications. In addition, if and for so long as the notes have an investment grade rating from both Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default under the indenture has occurred, certain of the covenants listed above will be suspended. For more details, see “Description of notes.”

Absence of public market for the notes	The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.

U.S. federal income tax considerations	Holders are urged to consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Material U.S. federal income tax considerations.”

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $392 million, after deducting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering along with cash on hand and/or direct borrowings under Covanta Energy’s revolving credit facility to fund the redemption of all of our Senior Notes due 2022 on November 2, 2018 and to pay transaction fees and expenses and accrued interest. In the period between the closing of this offering and the redemption date for the Senior Notes due 2022, we intend to use a portion of the net proceeds to repay borrowings outstanding under Covanta Energy’s revolving credit facility in an amount up to $202 million and invest the remaining net proceeds in short-term interest bearing accounts, securities or similar investments. On the redemption date of the Senior Notes due 2022, we intend to utilize borrowings under Covanta Energy’s revolving credit facility as well as cash on hand to redeem the Senior Notes due 2022.

Risk factors	In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information in this prospectus supplement, the specific factors set forth under “Risk factors” in this prospectus supplement and in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for risks involved with an investment in the notes.

Summary historical consolidated financial information

The following table sets forth our summary consolidated financial data as of and for the periods indicated. The summary consolidated financial information as of December 31, 2016 and 2017 and the summary consolidated financial data for the three years ended December 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements incorporated by reference herein. The summary historical consolidated balance sheet data as of December 31, 2015 has been derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement. The summary consolidated financial data as of and for the six months ended June 30, 2017 and 2018 was derived from our unaudited consolidated financial statements incorporated by reference herein. The unaudited information as of and for the six months ended June 30, 2017 and 2018 has been prepared on the same basis as the audited consolidated financial statements and, in management’s opinion, includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. Historical results may not necessarily be indicative of results that may be expected for any future period. When you read this summary consolidated financial data, it is important that you also read our audited and unaudited financial statements and related notes thereto as well as the section entitled “Management’s discussion and analysis of financial condition and results of operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our Quarterly Report on From 10-Q for the period ended June 30, 2108, which are incorporated by reference herein. Historical results are not necessarily indicative of future performance.

The summary historical consolidated financial information below contains the non-GAAP measures of Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital. For additional information on the calculations of Adjusted EBITDA, Free Cash Flow and Free Cash Flow Before Working Capital, see the discussion below, as well as the section entitled “Management’s discussion and analysis of financial condition and results of operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.

	For the years ended December 31,			Six months ended June 30,
(dollars in millions)	2015	2016	2017	2017	2018

Statement of operations data:

Operating revenues:
Waste and service revenue	$1,104	$1,187	$1,231	$596	$645
Energy revenues	421	370	334	161	176
Recycled metals revenue	61	61	82	31	49
Other operating revenue	59	81	105	40	42

Total operating revenue	1,645	1,699	1,752	828	912

Operating expenses:
Plant operating expense	1,129	1,177	1,271	651	679
Other operating expense, net	73	86	51	17	27
General and administrative expense	93	100	112	58	58
Depreciation and amortization expense	198	207	215	104	109
Impairment charges	43	20	2	1	37

Total operating expense	1,536	1,590	1,651	831	910

Operating income	109	109	101	(3)	2

Other income (expense):
Interest expense	(134)	(138)	(147)	(71)	(74)
Gain (loss) on asset sales	—	44	(6)	(6)	210
Loss on extinguishment of debt	(2)	—	(84)	(13)	—
Other (expense) income, net	(1)	(1)	1	—	(1)

Total other (expense) income	(137)	(95)	(236)	(90)	135

(Loss) income before income tax benefit (expense) and equity in net income from unconsolidated investments	$(28)	$14	$(135)	$(93)	$137
Income tax benefit (expense)	84	(22)	191	3	31
Equity in net income from unconsolidated investments	13	4	1	1	2

NET INCOME (LOSS)	69	(4)	57	(89)	170

Less: Net income attributable to noncontrolling interest in subsidiaries	1	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO COVANTA HOLDING CORPORATION	$68	$(4)	$57	$(89)	$170

	For the years ended December 31,			Six months ended June 30,
(dollars in millions)	2015	2016	2017	2017	2018

Other financial data:
Net cash provided by operating activities(1)	$226	$264	$242	27	63
Net cash used in investing activities	(448)	(254)	(289)	$(166)	$(23)
Net cash provided by (used in) financing activities(1)	198	(72)	40	95	(136)
Adjusted EBITDA(2)	428	410	408	144	203
Free Cash Flow(3)	$152	$176	$132	$(38)	$(26)
Free Cash Flow Before Working Capital(3)	$173	$135	$88	$(18)	$(5)

	As of December 31,			As of June 30,
(dollars in millions)	2015	2016	2017	2017	2018

Balance sheet data:
Cash and cash equivalents	$94	$84	$46	$48	$39
Property, plant and equipment, net	2,690	3,024	2,606	3,113	2,556
Total assets	4,234	4,284	4,441	4,320	3,844

Total debt, including current portion:
Covanta Energy debt	822	990	879	1,193	791
Consolidated Covanta Holding debt	2,461	2,635	2,523	2,836	2,432
Total Covanta Holding Corporation stockholders’ equity	638	469	427	346	571
Noncontrolling interests in subsidiaries	2	—	—	—	—
Total equity	$640	$469	$427	$346	$571

(1)	Adjusted for the impact of the adoption of ASU 2016-18 effective January 1, 2018. As a result of adoption, the statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, changes in restricted funds are eliminated in arriving at net cash, cash equivalents and restricted funds provided by operating activities. The following table illustrates the effect of adoption of ASU 2016-18 on our statements of cash flows.

	For the years ended December 31,
	2015		2016		2017
	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Cash provided by operating activities	254	226	286	264	243	242
Cash used in investing activities	(448)	(448)	(254)	(254)	(289)	(289)
Cash provided by financing activities	203	198	(44)	(72)	3	40

(2)

For all periods presented, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income including the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, adjustments to reflect the Adjusted EBITDA from our unconsolidated investments, adjustments to exclude significant unusual or non-recurring items that are not directly related to our operating performance plus adjustments to capital type expenses for our service fee facilities in line with our credit agreements. The presentation of Adjusted EBITDA is intended to enhance the usefulness of our financial information by providing a measure which management internally uses to assess and evaluate the overall performance of its business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy, and as an additional way of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities as described below under “Description of other indebtedness,” which credit facilities we have guaranteed, and is substantially similar to that of Consolidated Adjusted EBITDA as defined in the indenture, but may differ in certain respects including the inclusion of operating results of unrestricted subsidiaries. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are measured on a consolidated basis. Under its credit facilities,

Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Adjusted EBITDA should not be considered as an alternative to net income or cash flow provided by operating activities as an indicator of our performance or liquidity or any other measure of performance or liquidity derived in accordance with GAAP. The following are reconciliations of net income to Adjusted EBITDA and cash flow provided by operating activities to Adjusted EBITDA for the three years ended December 31, 2015, 2016 and 2017 and for the six months ended June 30, 2107 and 2018:

	For the years ended December 31,			For the six months ended June 30,
(dollars in millions)	2015	2016	2017	2017	2018
Net Income (Loss) Attributable to Covanta Holding Corporation	$68	$(4)	$57	$(89)	$170)
Depreciation and amortization expense	198	207	215	104	109
Interest expense, net	134	138	147	71	74
Income tax expense (benefit)	(84)	22	(191)	(3)	(31)
Impairment charges(A)	43	20	2	1	37
Loss (gain) on asset sales(A)	—	(44)	6	6	(210)
Loss on extinguishment of debt	2	—	84	13	—
Property insurance recoveries, net	—	—	(2)	(3)	(7)
Net income attributable to noncontrolling interests in subsidiaries	1	—	—	—	—
Other adjustments:
Capital type expenditures at service fee operated facilities(B)	31	39	55	26	23
Debt service billing in excess of revenue recognize	1	4	5	2	1
Business development and transaction costs	3	2	5	1	3
Severance and reorganization costs(A)	4	3	1	1	4
Non-cash compensation expense(C)	18	16	18	11	14
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	—	—	—	—	11
Other(D)	9	7	6	3	5

Adjusted EBITDA	$428	$410	$408	$144	$203

Cash flow provided by operating activities	$226	$264	$242	27	63
Cash paid for interest, net of capitalized interest	131	135	132	67	73
Cash paid for taxes	2	6	—	1	2
Capital type expenditures at service fee operated facilities(B)	31	39	55	26	23
Equity in net income from unconsolidated investments	13	4	1	1	2
Adjustments to reflect Adjusted EBITDA from unconsolidated investments	—	—	—	—	11
Dividends from unconsolidated investments	(5)	(2)	(2)	—	(1)
Adjustment for working capital and other	30	(36)	(20)	22	30

Adjusted EBITDA	$428	$410	$408	$144	$203

(A)	For additional information, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplementary Financial Information—Adjusted EBITDA (Non-GAAP Discussion)” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which are incorporated by reference herein.

(B)	Adjusted for impact of adoption of FASB ASC 853—Service Concession Arrangements. These types of expenditures at our service fee operated facilities were historically capitalized prior to adoption of this accounting standard effective January 1, 2015.

(C)	For the year ended December 31, 2015, non-cash compensation expense included $4 million of costs incurred in connection with separation agreements related to the departure of two executive officers.

(D)	Includes certain other items that are added back under the definition of Adjusted EBITDA in Covanta Energy’s credit agreement governing Covanta Energy’s credit facilities.

(3)

We use the non-GAAP financial measure of Free Cash Flow and Free Cash Flow Before Working Capital as a criterion of liquidity and performance-based components of employee compensation. For all periods presented, Free Cash Flow is defined as cash flow provided by operating activities, excluding the cash flow provided by or used in our insurance subsidiaries, less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. Free Cash Flow Before Changes in Working Capital is defined as Free Cash Flow excluding changes in working capital. We use Free Cash Flow and Free Cash Flow Before Changes in Working Capital as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions, invest in construction of new projects, make principal payments on debt, or return capital to our shareholders through dividends and/or stock repurchases. Free Cash Flow and Free Cash Flow Before Changes in Working Capital should not be considered as alternatives to cash flow provided by operating activities as an indicator of our liquidity or any other measure of liquidity in accordance with GAAP. The following is a summary reconciliation of net cash provided by operating activities to Free Cash Flow and Free Cash Flow Before Changes in Working Capital for the three years ended December 31, 2015, 2016 and 2017 and the six months ended June 30, 2017 and 2018:

	For the years ended December 31,			Six months ended June 30,
(dollars in millions)	2015	2016	2017	2017	2018

Computation of Free Cash Flow:
Cash flow provided by operating activities	$226	$264	$242	$27	$63
Add: Changes in restricted funds—operating(1)	28	22	1	(1)	(11)
Less: Maintenance capital expenditures(2)	(102)	(110)	(111)	(64)	(78)

Free Cash Flow	$152	$176	$132	$(38)	$(26)
Less: Changes in working capital	21	(41)	(44)	20	21
Free Cash Flow Before Working Capital	$173	$135	$88	$(18)	$(5)

(1)	Adjusted for the impact of the adoption of ASU 2016-18 effective January 1, 2018. As a result of adoption, the statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, changes in restricted funds are eliminated in arriving at net cash, cash equivalents and restricted funds provided by operating activities

(2)	Capital expenditures that primarily maintain existing facilities are classified as maintenance capital expenditures.

Risk factors

You should carefully consider the following factors and other information contained or incorporated by reference in this prospectus supplement, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 as well as other reports we file with the SEC that are incorporated by reference herein, before deciding to invest in the notes. Any of these risks or other risks and uncertainties not presently known to us or that we currently deem immaterial could materially adversely affect our business, financial condition, results of operations and cash flow, which could in turn materially adversely affect the price of the notes. In addition to the risk factors incorporated by reference herein, you should consider the additional risk factors below. If any of the following risks and uncertainties, or the risks and uncertainties incorporated by reference herein, develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected. In that case, the trading price of the notes could decline and you may lose all or part of your investment.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference herein. Please see “Cautionary note regarding forward-looking statements.”

Risks relating to this offering

Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our indebtedness, including the notes.

As of June 30, 2018, after giving effect to this offering and the use of proceeds therefrom as described under “Use of proceeds” (which includes the redemption of our Senior Notes due 2022 and the payment of transaction fees and expenses), we would have had $2,457 million of total consolidated indebtedness, $787 million of which would have been secured (including $164 million under Covanta Energy’s revolving credit facility and $395 million under Covanta Energy’s term loan), and we would have had additional commitments of $485 million under Covanta Energy’s revolving credit facility available to us (after giving effect to the $251 million of outstanding letters of credit all of which would be Secured Indebtedness); and our subsidiaries (including Covanta Energy) would have had $3,264 million of liabilities, including $161 million in project debt (excluding intercompany liabilities), all of which would have been structurally senior in right of payment to the notes; and we would have had $127 million of Tax-Exempt Bonds guaranteed by our subsidiaries which would be structurally senior in right of payment to the notes.

The level of our consolidated indebtedness could have significant consequences on our future operations, including:

•	making it difficult for us to meet our payment and other obligations under our outstanding indebtedness;

•	limiting our ability to obtain additional financing to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on indebtedness under Covanta Energy’s credit facilities;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes, the Senior Notes due 2022 (if not redeemed), our 5.875% Senior Notes due 2024 (the “Senior Notes due 2024”), 5.875% Senior Notes due 2025 (the “Senior Notes due 2025”) and the Tax-Exempt Bonds (each as defined in “Description of other indebtedness”), Covanta Energy’s credit facilities and our subsidiaries’ debt.

We cannot assure you that our cash flow from operations will be sufficient to service our indebtedness, which could have a material adverse effect on our financial condition.

Our ability to meet our obligations under our indebtedness depends on our ability to receive dividends and distributions from our subsidiaries in the future. This, in turn, is subject to many factors, some of which are beyond our control, including the following:

•	the continued operation and maintenance of our facilities, consistent with historical performance levels;

•	maintenance or enhancement of revenue from renewals or replacement of existing contracts and from new contracts to expand existing facilities or operate additional facilities;

•

market conditions affecting waste disposal and energy pricing, as well as competition from other companies for contract renewals, expansions and additional contracts, particularly after our existing contracts expire;

•	the continued availability of the benefits of our net operating loss carryforwards; and

•	general economic, financial, competitive, legislative, regulatory and other factors.

We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under Covanta Energy’s credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under our outstanding indebtedness, including the notes, and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under our outstanding indebtedness, including the notes, which could have a material and adverse effect on our financial condition.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on our indebtedness, including the notes.

All of our business is conducted through our subsidiaries. Our ability to make payments on the notes is dependent on the earnings of, and the distribution of funds to us from, our subsidiaries. Certain of our subsidiaries and affiliates are currently subject to project and other financing arrangements that restrict their ability to make dividends or distributions to us. While the indenture governing the notes and the agreements governing certain of our other existing indebtedness will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments to us, these limitations are subject to qualifications and exceptions.

We derive our cash flow principally from our domestic and international project operations and businesses. A material portion of our domestic cash flows are expected to be derived from projects where financial tests and other covenants contained in respective debt arrangements must be satisfied in order for project subsidiaries to make cash distributions to our intermediate subsidiaries. We cannot assure you that our project subsidiaries will be able to satisfy such financial tests and covenants in the future, and that we will be able to receive cash distributions from such subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The notes will be effectively subordinated to any of our existing and future secured indebtedness and structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries.

The notes will be our unsecured obligations and therefore will be effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. Further, the indenture governing the notes will allow us to incur senior secured indebtedness in the future. As a result, in the event of our bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, our assets will be available to satisfy obligations of our secured indebtedness before any payment may be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In such an event, we may not have sufficient assets remaining to pay amounts on any or all of the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes and have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations on our indebtedness or guarantees, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including lenders under Covanta Energy’s credit facilities and lenders under the project level indebtedness.

As of June 30, 2018, after giving effect to this offering and the use of proceeds therefrom as described under “Use of proceeds” (which includes the redemption of our Senior Notes due 2022 and the payment of transaction fees and expenses), we would have had $2,457 million of total consolidated indebtedness, $787 million of which would have been secured (including $164 million under Covanta Energy’s revolving credit facility and $395 million under Covanta Energy’s term loan), and we would have had additional commitments of $485 million under Covanta Energy’s revolving credit facility available to us (after giving effect to the $251 million of outstanding letters of credit all of which would be Secured Indebtedness); and our subsidiaries (including Covanta Energy) would have had $3,264 million of liabilities, including $161 million in project debt (excluding intercompany liabilities), all of which would have been structurally senior in right of payment to the notes; and we would have had $127 million of Tax-Exempt Bonds guaranteed by our subsidiaries which would be structurally senior in right of payment to the notes.

Despite our current and anticipated indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks associated with our substantial indebtedness.

Despite our current and anticipated consolidated indebtedness levels, we may be able to incur substantial additional indebtedness in the future, in connection with acquisitions or otherwise. Under Covanta Energy’s credit facilities, upon the request of Covanta Energy, and subject to the satisfaction of certain conditions, additional term loan facilities and/or additional revolving credit facility commitments and incremental funded letter of credit facilities up to the greater of $500 million and the amount that, after giving effect to the incurrence of such incremental facilities, would not result in a leverage ratio, as defined in Covanta Energy’s credit agreement governing Covanta Energy’s credit facilities, exceeding 2.75:1.00 may become available to Covanta Energy. Although the terms of Covanta Energy’s credit facilities, the indenture governing the Senior Notes due 2022 (if not redeemed), the indenture governing the Senior Notes due 2024 and the indenture governing the Senior Notes due 2025 contain, and the indenture that will govern the notes will contain, restrictions on the incurrence of additional indebtedness by us, Covanta Energy and certain of our subsidiaries, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. For example, as of June 30, 2018, on an adjusted basis reflecting the Transactions, Covanta Energy would have had commitments available to be borrowed under the revolving credit facility of $485 million (after giving effect to the $251 million of outstanding letters of credit) to which the notes would have been effectively subordinated. If new indebtedness is added to our current or anticipated indebtedness levels, the substantial risks described above would intensify. Our ability and Covanta Energy’s and its project subsidiaries’ ability to recapitalize, incur additional debt, secure existing or future debt, and take a number of other actions that are not limited by the terms of the indenture for the notes could have the effect of diminishing our ability to make payments on the notes when due.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under Covanta Energy’s credit facilities are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $2 million change in annual interest expense on our indebtedness under Covanta Energy’s credit facilities. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event, subject to certain conditions, we may be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under Covanta Energy’s credit facilities, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under Covanta Energy’s credit facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing Covanta Energy’s credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

The indenture under which the notes are issued will not protect holders of the notes if we are involved in certain highly leveraged transactions in the future.

Some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of notes—Change of Control.” Our ability to recapitalize, incur additional debt or take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase

“substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another person may be uncertain.

If, and for so long as, the notes are rated investment grade by both of Moody’s and S&P, and no Default or Event of Default has occurred and is continuing, certain of the restrictive covenants contained in the indenture that will govern the notes will be suspended.

If, and for so long as, the credit rating on the notes, as determined by both of Moody’s and S&P, equals or exceeds Baa3 and BBB-, respectively, or any equivalent replacement ratings, we will not be subject to certain of the restrictive covenants contained in the indenture that will govern the notes. If these covenants are no longer in force, we will be permitted to engage in certain transactions that would not be permitted while these covenants are in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture governing the notes. See “Description of notes—Certain covenants.” Any restrictive covenants that cease to apply to us as a result of achieving these ratings will be restored as if such covenants had never been suspended if the credit ratings on the notes from one of these ratings agencies no longer equal or exceed these thresholds or in certain other circumstances.

We may redeem the notes before maturity and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem all or a portion of the notes at any time, as described under “Description of notes.” If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return for the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if we (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	we were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on the business;

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or

•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us, and the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the notes to the extent we did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes and could subordinate the notes to presently existing and future indebtedness of us. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

The notes are a new issue of securities for which there is currently no active trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of this offering, certain of the underwriters intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A liquid trading market may not develop for the notes, and there can be no assurance that holders will be able to sell their notes at a particular time or that the price such holders receive when they sell their notes will be favorable. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be harmed. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;
•	market interest rates;
•	the market for similar securities;
•	competition;
•	the size and liquidity of the market for the notes; and
•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Any decline in the ratings of our corporate credit could adversely affect the value of the notes.

Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital.

Pending use of the net proceeds to redeem our Senior Notes due 2022, we will have broad discretion as to the use of proceeds of this offering.

As described under the “Use of proceeds” section, we will have significant flexibility in allocating a portion of the net proceeds of this offering. We intend to use the net proceeds of this offering along with cash on hand and/or direct borrowings under Covanta Energy’s revolving credit facility to fund the redemption in full of our Senior Notes due 2022 on November 2, 2018 and to pay transaction fees and expenses and accrued interest. However, pending such use, we intend to use a portion of the net proceeds of this offering to repay borrowings under Covanta Energy’s revolving credit facility in an amount of up to $202 million and invest the remaining net proceeds in short-term interest-bearing accounts, securities or similar investments.

Provisions of our restated certificate of incorporation, our amended and restated bylaws, Covanta Energy’s credit agreement governing its credit facilities and the indentures governing each of our Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025, the Tax-Exempt Bonds and the notes could discourage an acquisition of us by a third party.

Certain provisions of Covanta Energy’s credit agreement governing its credit facilities and the indentures governing each of our Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025, the Tax-Exempt Bonds and the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, the lenders holding commitments under Covanta Energy’s credit facilities and the holders of our Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025, Tax-Exempt Bonds and the notes will have the right to require Covanta Holding or Covanta Energy, as the case may be, to repurchase their Senior Notes due 2022 (if not redeemed), Senior Notes due 2024, Senior Notes due 2025, Tax-Exempt Bonds or notes, or repay the facility, as applicable. In addition, provisions of our restated certificate of incorporation and amended and restated bylaws, each as amended, could make it more difficult for a third party to acquire control of us. For example, our restated certificate of incorporation authorizes our board of directors to issue preferred stock without requiring any stockholder approval, and preferred stock could be issued as a defensive measure in response to a takeover proposal. All these provisions could make it more difficult for a third party to acquire us or discourage a third party from acquiring us even if an acquisition might be in the best interest of our stockholders.

The notes will be initially held in book-entry form and therefore you must rely on the procedures of DTC to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, a nominee of DTC will be the sole holder of the notes.

Payments of amounts owing in respect of the global notes will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays to you because the trustee will be sending distributions on the notes to DTC instead of directly to you;

•	make it difficult or impossible for you to pledge certificates if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell notes because some investors may be unwilling to buy notes that are not in physical form.

Covanta Energy’s credit agreement governing its credit facilities and the indentures governing each of the notes, the Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025 and the Tax-Exempt Bonds contain covenant restrictions that may limit our ability to operate our business.

Covanta Energy’s credit agreement governing its credit facilities contain operating and financial restrictions and covenants that impose operating and financial restrictions on us and require us to meet certain financial tests. Additionally, the indentures governing our Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025 and the Tax-Exempt Bonds contain, and the indenture governing the notes will contain, operating and financial restrictions and covenants that impose operating and financial restrictions on us and require us to meet certain financial tests. Complying with these covenant restrictions may have a negative impact on our business, results of operations and financial condition by limiting our ability to engage in certain transactions or activities, including:

•	incurring additional indebtedness or issuing guarantees, in excess of specified amounts;
•	creating liens, in excess of specified amounts;
•	making certain investments, in excess of specified amounts;
•	entering into transactions with our affiliates;
•	selling certain assets, in excess of specified amounts;
•	making cash distributions or paying dividends to us, in excess of specified amounts;
•	redeeming capital stock or making other restricted payments to us, in excess of specified amounts; and
•	merging or consolidating with any person.

Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, the failure to comply with these covenants in Covanta Energy’s credit agreement governing its credit facilities could result in a default thereunder and a default under the notes, the Senior Notes due 2022 (if not redeemed), the Senior Notes due 2024, the Senior Notes due 2025 and the Tax-Exempt Bonds. Upon the occurrence of such an event of default, the lenders under Covanta Energy’s credit facilities could elect to declare all amounts outstanding under Covanta Energy’s credit agreement governing its credit facilities, together with accrued interest, to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under Covanta Energy’s credit facilities, we cannot assure you that the assets securing such indebtedness would be sufficient to repay in full indebtedness under the notes and our other indebtedness, which could have a material and adverse effect on our financial condition.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income from continuing operations before income tax expense and equity in net income from unconsolidated investments plus dividends from unconsolidated investments and fixed charges less capitalized interest. “Fixed charges” consists of interest expense, capitalized interest and imputed interest for operating leases.

	For the years ended December 31,					For the six months ended June 30, 2018
(In millions, except ratios)	2013	2014	2015	2016	2017

Earnings
Income (loss) from continuing operations before income tax expense, equity in net income from unconsolidated investments	$79	$4	$(28)	$14	$(135)	$137
Capitalized interest	(1)	(2)	(9)	(26)	(17)	—
Dividends from unconsolidated investments	7	11	5	2	2	1
Fixed charges	168	157	151	168	165	74

Total Earnings(1)	$253	$170	$119	$158	$15	212

Interest expense	$159	$147	$134	$138	$147	$74
Capitalized interest	1	2	9	26	17	—
Imputed interest on operating leases	8	8	8	4	1	—

Total Fixed Charges(2)	$168	$157	$151	$168	$165	$74

Ratio of Earnings to Fixed Charges(3)	1.51x	1.08x	0.79x	0.94x	0.09x	2.87x

(1)	For purposes of computing the ratio of earnings to fixed charges, the term “earnings” shall be defined as income from continuing operations before income tax expense and equity in net income from unconsolidated investments plus dividends from unconsolidated investments and fixed charges less capitalized interest.

(2)	For purposes of computing the ratio of earnings to fixed charges, the term “fixed charges” shall be defined as interest expense, capitalized interest and imputed interest for operating leases.

(3)	The ratio of earnings to fixed charges indicates a less than one-to-one coverage for the years ended December 31, 2015, 2016 and 2017. Earnings available for fixed charges were inadequate to cover total fixed charges for these periods. The deficit amount for the ratio was $32 million, $10 million and $150 million for the years ended December 31, 2015, 2016 and 2017, respectively.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $392 million, after deducting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering along with cash on hand and/or direct borrowings under Covanta Energy’s revolving credit facility to fund the redemption of all of our Senior Notes due 2022 on November 2, 2018 and to pay transaction fees and expenses and accrued interest. In the period between the closing of this offering and the redemption date for the Senior Notes due 2022, we intend to use a portion of the net proceeds to repay borrowings outstanding under Covanta Energy’s revolving credit facility in an amount up to $202 million and invest the remaining net proceeds in short-term interest bearing accounts, securities or similar investments. On the redemption date of the Senior Notes due 2022, we intend to utilize borrowings under Covanta Energy’s revolving credit facility as well as cash on hand to redeem the Senior Notes due 2022.

As of June 30, 2018, we had $400 million aggregate principal amount of our Senior Notes due 2022 outstanding, bearing interest at 6.375% and maturing on October 1, 2022, and Covanta Energy had $375 million of borrowings outstanding and $442 million available borrowing capacity under its amended and restated revolving credit facility, which bears interest at a variable rate. The applicable margin for base rate and prime rate loans varies from 0.75% to 1.25% and the applicable margin for Eurodollar loans varies from 1.75% to 2.25%, in each case depending on Covanta Energy’s leverage ratio. Amounts borrowed under Covanta Energy’s amended and restated revolving credit facility mature on August 21, 2023. Amounts repaid under Covanta Energy’s revolving credit facility may be reborrowed, subject to the terms of the credit agreement governing Covanta Energy’s credit facilities. See “Description of other indebtedness.”

Certain of the underwriters or their affiliates may hold a portion of our Senior Notes due 2022 and, consequently, would receive a portion of the net proceeds of this offering. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as administrative agent under Covanta Energy’s revolving credit facility and term loan. Additionally, affiliates of certain of the underwriters are lenders under Covanta Energy’s existing revolving credit facility and will receive a portion of the amounts repaid under that facility, pending the redemption of the Senior Notes due 2022. See “Underwriting.”

Capitalization

The following table sets forth (a) our cash and cash equivalents and restricted funds held in trust and (b) our capitalization as of June 30, 2018:

•	on an actual basis using the book amount of debt; and
•	as adjusted to give effect to:

•

the issuance of $400 million in aggregate principal amount of the notes in this offering, after deducting discounts and commissions and estimated offering expenses of $8 million and the $9 million call premium, and applying these proceeds to the redemption of our Senior Notes due 2022;

•

the refinancing of Covanta Energy’s credit facilities in August 2018 with new $1,300 million credit facilities consisting of a $900 million revolving credit facility and a $400 million term loan due August 2023; and

•

the refinancing of $335 million of outstanding tax-exempt bonds guaranteed by Covanta Energy with new tax-exempt bonds of the same amounts and maturities not guaranteed by Covanta Energy (in each case, excluding accrued interest and, collectively, the “Transactions”).

This table should be read in conjunction with “Summary historical consolidated financial information” and “Use of proceeds,” each as included in this prospectus supplement, and the section entitled “Management’s discussion and analysis of financial conditions and results of operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As of June 30, 2018
(dollars in millions)	Actual	As adjusted(1)

Cash and cash equivalents and restricted funds held in trust:
Cash and cash equivalents	$39	$17
Restricted funds held in trust	61	61

Total cash and cash equivalents and restricted funds held in trust	$100	$78

Capitalization:
Debt:
Project debt(2)	$161	$161
Revolving credit facility due 2019-2023(3)	375	164
Term loan facility due 2020-2023(3)	189	395
Equipment lease financing due 2024-2028	67	67

Covanta Energy debt	$792	$787
Tax-Exempt Bonds due from 2024 to 2048(4)	489	489
Senior Notes due 2022(5)	396	—
Senior Notes due 2024(6)	396	396
Senior Notes due 2025(7)	393	393
Notes offered hereby(8)	—	392

Covanta Holding debt	$2,466	$2,457

	As of June 30, 2018
(dollars in millions)	Actual	As adjusted(1)
Equity:
Stockholders’ equity:
Preferred stock ($0.10 par value; authorized 10 shares; none issued and outstanding)	$—	$—
Common stock ($0.10 par value; authorized 250 shares; issued 136 shares and outstanding 130 shares)(9)	14	14
Additional paid-in capital	833	833
Accumulated other comprehensive loss	(26)	(26)
Accumulated deficit	(249)	(261)
Treasury stock, at par	(1)	(1)

Total Covanta Holding Corporation stockholders’ equity	$571	$559

Total capitalization	$3,037	$3,016

(1)	The As Adjusted column reflects a $22 million decrease in cash and cash equivalents, which, when coupled with the net proceeds of the Transactions, will provide sufficient funds to redeem the $400.0 million aggregate principal amount of the Senior Notes due 2022, including the $8.5 million call premium. The As Adjusted column reflects the presentation that the source of all additional funds required to execute the Transactions will come from cash on hand and none from direct borrowings under Covanta Energy’s revolving credit facility.

(2)	Consists of face value of project debt including a $4 million unamortized premium and $1 million deferred financing cost.

(3)	As of June 30, 2018, on an actual, we had unused revolving credit facility commitments of $442 million (after giving effect to the $183 million of outstanding letters of credit issued under the Revolving Credit Facility at that time). On an as adjusted basis, we would have had unused revolving credit facility commitments of $485 million (after giving effect to the $183 million of outstanding letters of credit plus $68 million of other letters of credit that were moved under the Revolving Credit Facility in connection with the refinancing).

(4)	Consists of face value of tax exempt bonds net of deferred financing cost of $5 million.

(5)	Consists of face value of notes net of deferred financing costs of $3 million.

(6)	Consists of face value of notes net of deferred financing costs of $4 million.

(7)	Consists of face value of notes net of deferred financing costs of $6 million.

(8)	Consists of face value of the notes offered hereby of $400.0 million net of $8 million of commissions and estimated offering expenses.

(9)	The number of issued shares in the table above as of June 30, 2018 on an actual and as adjusted basis does not include up to approximately 4.2 million shares of our common stock issuable upon exercise of outstanding stock options and upon vesting of restricted stock awards and units. On May 3, 2018, we declared a dividend of $0.25 per share, which was paid on July 6, 2018. On September 13, 2018, we declared a dividend of $0.25 per share, which will be paid on October 5, 2018.

Description of other indebtedness

Credit agreement

Covanta Energy’s existing $1,300 million senior secured credit facilities are comprised of:

•

a $900 million revolving credit facility that expires August 2023 of which $208.8 million was drawn as of September 30, 2018, with a $600 million sub-facility for the issuance of letters of credit and a $50 million sub-facility for the issuance of swing-line loans; and

•	a term loan facility, due August 2023, in an initial amount of $400 million and of which approximately $395 million (net of debt discount) was outstanding as of September 30, 2018.

Covanta Energy’s obligations under the credit agreement governing its credit facilities are guaranteed by Covanta Holding and certain of our domestic subsidiaries. The obligations of Covanta Energy and each guarantor in respect of the existing credit facilities are secured by a perfected first priority security interest in their tangible and intangible assets, including all of the capital stock of Covanta Energy and each of its restricted subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries and other limited exceptions).

Financial covenants

The loan documentation under Covanta Energy’s credit facilities contains customary affirmative and negative covenants and financial covenants consistent with the terms of the then-existing facility discussed in “Item 8. Financial Statements and Supplementary Information—Note 10. Consolidated Debt” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated by reference herein. We are in compliance with the covenants under the credit agreement governing these credit facilities.

The financial maintenance covenants of these credit facilities, which are measured on a trailing four quarter period basis, include the following:

•

maximum Covanta Energy leverage ratio of 4.00 to 1.00 for the trailing four quarter period ended September 30, 2018 and ended each quarter thereafter, which measures the principal amount of Covanta Energy’s consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs to Adjusted EBITDA. The definition of Adjusted EBITDA in the credit facilities excludes certain non-recurring and/or non-cash charges, and for purposes of calculating the leverage ratio and interest coverage ratios is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period; and

•

minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.

Long-term debt

In addition to our existing credit facilities, we had outstanding, as of June 30, 2018, the following notes or other debt issued by us:

•	6.375% Senior Notes due 2022;
•	5.875% Senior Notes due 2024;
•	5.875% Senior Notes due 2025;
•	3.50%—5.25% Tax-Exempt Bonds Due 2024-2048; and
•	3.48%—6.61% Equipment financing capital lease arrangements due 2024 through 2028.

The notes are our senior unsecured obligations, ranking equally in right of payment with any of our existing and future senior unsecured indebtedness that is not subordinated, and are effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to the existing and future liabilities of any of our subsidiaries, including their guarantees under certain of our Tax-Exempt Bonds, and their indebtedness and guarantees under the credit facilities of our subsidiary, Covanta Energy. The notes are not guaranteed by any of our subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The indentures governing the notes may limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness;
•	pay dividends or make other distributions or repurchase or redeem their capital stock;
•	prepay, redeem or repurchase certain debt;
•	make loans and investments;
•	sell restricted assets;
•	incur liens;
•	enter into transactions with affiliates;
•	alter the businesses they conduct;
•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and
•	consolidate, merge or sell all or substantially all of their assets.

We intend to use the net proceeds of this offering along with cash on hand and/or direct borrowings under Covanta Energy’s revolving credit facility to fund the redemption of all of our Senior Notes due 2022 on November 2, 2018 and to pay transaction fees and expenses and accrued interest. Pending such use, we intend to use a portion of the net proceeds of this offering to repay borrowings outstanding under Covanta Energy’s revolving credit facility in an amount of up to $202 million and invest the remaining net proceeds in short-term interest-bearing accounts, securities or similar investments.

For a detailed description of the terms and accounting treatment of the notes, see “Item 8. Financial Statements and Supplementary Information—Notes 10, 11 and 16” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

3.50%—5.25% tax-exempt bonds due 2024-2048 (the “Tax-Exempt Bonds”)

In 2015, we entered into a loan agreement with the Essex County Improvement Authority under which they issued the $90 million Solid Waste Disposal Revenue Bonds (the “New Jersey Series” bonds) and loaned the proceeds to us for the purpose of financing capital improvements at our Essex County facility, including a new emissions control system. The New Jersey Series bonds are guaranteed by Covanta Energy.

In 2015, we also entered into a loan agreement with the Delaware County Industrial Development Authority under which they issued the $40 million Refunding Revenue Bonds (the “Pennsylvania Series” bonds) and loaned the proceeds to us for the purpose of redeeming the outstanding $34 million principal amount of tax-exempt corporate variable-rate demand bonds due 2043 and refinancing $6 million of project debt due on July 1, 2015 at our Delaware Valley facility. The Pennsylvania Series bonds are guaranteed by Covanta Energy.

In June 2018, we entered into a loan agreement with the Virginia Small Business Financing Authority (the “VSBFA”) under which the VSBFA issued $30 million Solid Waste Disposal Revenue Bonds (the “Virginia Series” bonds). The indenture governing the Virginia Series bonds offers the capacity to issue an additional $20 million of additional bonds in the future. The VSBFA loaned the proceeds to us for the purpose of financing the acquisition, like-kind replacement, construction, installation or equipping of certain solid waste disposal facilities at our facilities in Lorton, Virginia and Alexandria, Virginia. The Virginia Series bonds are not guaranteed by Covanta Energy.

In September 2018, we entered into a loan agreement with the National Finance Authority under which they issued $169 million of Resource Recovery Revenue Refunding Revenue Bonds (the “New Hampshire Series” bonds) and loaned the proceeds to us for the purposes of redeeming three series of existing tax-exempt corporate bonds.

In September 2018, we also entered into a loan agreement with the Niagara Area Development Corporation under which they issued $165 million of Solid Waste Disposal Facility Refunding Revenue Bonds (the “Niagara Series” bonds) and loaned the proceeds to us for the purpose of redeeming two series of existing tax-exempt corporate bonds.

The New Hampshire Series bonds and the Niagara Series bonds are obligations of Covanta Holding, are not guaranteed by Covanta Energy, and are not secured by project assets. Principal and interest on the New Hampshire Series bonds and the Niagara Series bonds are payable from the loan repayments received by the National Finance Authority and Niagara Area Development Corporation, respectively, from us pursuant to the respective loan agreements.

The New Hampshire Series bonds and the Niagara Series bonds bear interest at the interest rates per annum set forth in the table below, payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2019. We incurred approximately $3 million of financing costs related to this transaction, the full amount of which we are assuming will be recognized over the term of the debt.

Each of the respective loan agreements for the Tax-Exempt Bonds contains customary events of default, including failure to make any payments when due, failure to perform its covenants under the respective loan agreement, and our bankruptcy or insolvency. Additionally, each of the loan agreements contains cross-default provisions that relate to our other indebtedness. Upon the occurrence of an event of default, the unpaid balance of the loan under the applicable loan agreement will become due and payable immediately.

The Tax Exempt Bonds contain certain terms including mandatory redemption requirements in the event that (i) the respective loan agreement is determined to be invalid, or (ii) the respective bonds are determined to be taxable. In the event of a mandatory redemption of the bonds, we will have an obligation under each respective loan agreement to prepay the respective loan in order to fund the redemption.

Series	Amount	Maturity	Coupon	Use of proceeds
New Jersey Series 2015A	$90	2045	5.250%	Finance qualifying expenditures in New Jersey
Pennsylvania Series 2015A	40	2043	5.000%	Refinance outstanding tax-exempt debt
Virginia Series 2018A	30	2048	5.000%	Finance qualifying expenditures in Virginia
New Hampshire Series 2018A	20	2027	4.000%	Redeem Massachusetts Series 2012A debt
New Hampshire Series 2018B	67	2042	4.625%	Redeem Massachusetts Series 2012B debt
New Hampshire Series 2018C	82	2042	4.875%	Redeem Massachusetts Series 2012C debt
Niagara Series 2018A	130	2042	4.750%	Redeem Niagara Series 2012A debt
Niagara Series 2018B	35	2024	3.500%	Redeem Niagara Series 2012B debt

	$494

Equipment financing capital lease arrangements

In 2014, we entered into equipment financing capital lease arrangements to finance the purchase of barges, railcars, containers and intermodal equipment related to our New York City contract. The lease terms range from 10 years to 12 years and the fixed interest rates range from 3.48% to 4.52%.

The outstanding borrowings under the equipment financing capital lease arrangements were $67 million as of June 30, 2018, and have mandatory amortization payments remaining as follows (in millions):

	2018	2019	2020	2021	2022	Thereafter
Annual Remaining Amortization	$3	$5	$6	$6	$6	$41

Union County EfW capital lease arrangement

In June 2016, we extended the lease term related to the Union County EfW facility through 2053, which resulted in capital lease treatment for the revised lease. We recorded lease liability of $104 million, calculated utilizing an incremental borrowing rate of 5.0%, which is included in long-term project debt on our consolidated balance sheet. The lease includes certain periods of contingent rentals based upon plant performance as either a share of revenue or a share of plant profits. These contingent payments have been excluded from the calculation of the lease liability and instead will be treated as a period expense when incurred.

As of June 30, 2018, the outstanding borrowings under the capital lease have mandatory amortization payments remaining as follows (in millions):

	2018	2019	2020	2021	2022	Thereafter
Annual Remaining Amortization	$3	$5	$6	$6	$6	$66

Depreciation associated with these capital lease arrangements are included in Depreciation and amortization expense on our consolidated statement of operations. For additional information see Item 8. Financial Statements and Supplementary Information—Note 1. Organization and Summary of Significant Accounting.

Project debt

Project debt

Project debt associated with the financing of energy-from-waste facilities is arranged by municipal entities through the issuance of tax-exempt and taxable revenue bonds or other borrowings. For those facilities we own, that project debt is recorded as a liability on our consolidated financial statements. Generally, debt service for project debt related to service fee structures is the primary responsibility of municipal entities, whereas debt service for project debt related to tip fee structures is paid by our project subsidiary from project revenue expected to be sufficient to cover such expense.

Payment obligations for our project debt associated with energy-from-waste facilities are generally limited recourse to the operating subsidiary and non-recourse to us, subject to operating performance guarantees and commitments. These obligations are secured by the revenues pledged under various indentures and are collateralized principally by a mortgage lien and a security interest in each of the respective energy-from-waste facilities and related assets. As of June 30, 2018, such revenue bonds were collateralized by property, plant and equipment with a net carrying value of $609 million and restricted funds held in trust of approximately $16 million.

Restricted funds held in trust

Restricted funds held in trust are primarily amounts received and held by third-party trustees relating to certain projects we own. We generally do not control these accounts and these funds may be used only for specified purposes. These funds primarily include debt service reserves for payment of principal and interest on project debt. Revenue funds are comprised of deposits of revenues received with respect to projects prior to their disbursement. Other funds are primarily amounts held in trust for operations, maintenance, environmental obligations, operating lease reserves in accordance with agreements with our clients, and amounts held for future scheduled distributions. Such funds are invested principally in money market funds, bank deposits and certificates of deposit, United States treasury bills and notes, United States government agency securities and high-quality municipal bonds.

Restricted fund balances are as follows (dollars in millions):

	As of June 30, 2018		As of December 31, 2017		As of December 31, 2016
	Current	Noncurrent	Current	Noncurrent	Current	Noncurrent
Debt service funds—principal	$11	$2	$10	$8	$10	$7
Debt service funds—interest	—	—	—	—	1	—

Total debt service funds	$11	$2	$10	$8	$11	$7
Revenue funds	2	—	4	—	3	—
Other funds	24	22	29	20	42	47

Total	$37	$24	$43	$28	$56	$54

Other commitments and performance guarantees

Other commitments as of June 30, 2018 were as follows (dollars in millions):

Total
Letters of credit issued under the revolving credit facility	$183
Letter of credit, other	68
Surety bonds	198

Total other commitments—net	$449

The letters of credit were issued under the revolving credit facility to either secure our performance under various contractual undertakings related to our domestic and international projects, or to secure obligations under our insurance program. Each letter of credit relating to a project is required to be maintained in effect for the period specified in related project contracts, and generally may be drawn if it is not renewed prior to expiration of that period.

We believe that we will be able to fully perform under our contracts to which these existing letters of credit relate, and that it is unlikely that letters of credit would be drawn because of a default of our performance obligations. If any of these letters of credit were to be drawn by the beneficiary, the amount drawn would be immediately repayable by us to the issuing bank. If we do not immediately repay such amounts drawn under these letters of credit, unreimbursed amounts would be treated under Covanta Energy’s credit facilities as either additional term loans or as revolving loans in the case of letters of credit issued under the revolving credit facility.

The surety bonds listed in the table above relate primarily to construction and performance obligations and support for other obligations, including closure requirements of various energy projects when such projects cease operating. Were these bonds to be drawn upon, we would have a contractual obligation to indemnify the surety company.

We have either issued or are party to guarantees and related contractual support obligations undertaken pursuant to agreements to construct and operate waste and energy facilities. For some projects, such performance guarantees include obligations to repay certain financial obligations if the project revenues are insufficient to do so, or to obtain or guarantee financing for a project. With respect to our businesses, we have issued guarantees to municipal clients and other parties that our subsidiaries will perform in accordance with contractual terms, including, where required, the payment of damages or other obligations. Additionally, damages payable under such guarantees for our energy-from-waste facilities could expose us to recourse liability on project debt. If we must perform under one or more of such guarantees, our liability for damages upon contract termination would be reduced by funds held in trust and proceeds from sales of the facilities securing the project debt and is presently not estimable. Depending upon the circumstances giving rise to such damages, the contractual terms of the applicable contracts, and the contract counterparty’s choice of remedy at the time a claim against a guarantee is made, the amounts owed pursuant to one or more of such guarantees could be greater than our then-available sources of funds. To date, we have not incurred material liabilities under such performance guarantees. See the section entitled “Item 1A. Risk Factors—We have provided guarantees and financial support in connection with our projects” included in our Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated by reference herein.

We are focused on developing new projects and making acquisitions to grow our business. We are pursuing additional growth opportunities through the development and construction of new waste and energy facilities. Due to permitting and other regulatory factors, these projects generally evolve over lengthy periods and project financing is generally obtained at the time construction begins, at which time we can more accurately determine our commitment for a development project.

Description of notes

The Company will issue the notes under the Indenture (the “Base Indenture”), dated as of January 18, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto to be dated as of                , 2018 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”). The notes will be a series of debt securities under the Base Indenture the terms of which will be established by the Supplemental Indenture. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of notes is intended to be a useful overview of the material provisions of the notes and the Indenture. You should read the following information in conjunction with the statements under “Description of Securities—Debt Securities” in the accompanying prospectus. This description of notes replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus to the extent the terms of the notes described below are inconsistent with the provisions of the debt securities set forth in the accompanying prospectus.

In addition, since this description of notes is only a summary, it does not contain all of the details found in the full text of, and is qualified in its entirety by the provisions of, the notes and the Indenture. You should refer to the Indenture for a complete description of the obligations of the Company and your rights. The Company will make a copy of the Indenture available to the Holders and to prospective investors upon request.

You will find the definitions of capitalized terms used in this description under the heading “—Certain definitions.”

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Covanta Holding Corporation and not to its subsidiaries. The risks relating to the status of the Company as a holding company are discussed under “Risk Factors—The notes will be effectively subordinated to any of our existing and future secured indebtedness and structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries” and “Risk Factors—We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on our indebtedness, including the notes.”

General

The notes

The notes:

•	will be general unsecured, senior obligations of the Company;

•	will be limited to an aggregate principal amount of $400.0 million, subject to our ability to issue Additional Notes (as defined below);

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will mature on January 1, 2027;

•	will rank equally in right of payment with any existing and future senior Indebtedness of the Company, without giving effect to collateral arrangements;

•	will be effectively subordinated to all Secured Indebtedness of the Company (including Obligations under the Senior Credit Facility) to the extent of the value of the pledged assets;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be structurally subordinated to obligations, including Obligations under the Senior Credit Facility, of any of our Subsidiaries, none of which will Guarantee the notes; and

•	will be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form.

Interest

Interest on the notes will:

•	accrue at the rate of % per annum;

•	accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on January 1 and July 1, commencing with a long first coupon payable on July 1, 2019;

•	be payable to the Holders of record at the close of business on the December 15 and June 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Amount unlimited; notes issued as a series

The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $400.0 million. If we are in compliance with the covenants contained in the Indenture and our other debt agreements, we may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes other than the issue date, the issue price and the first interest payment date (the “Additional Notes”). Any Additional Notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the notes, except that Additional Notes may be required to trade under a separate CUSIP number if they are not fungible with the notes for U.S. federal income tax purposes.

Payments on the notes; paying agent and registrar

We will pay, or cause to be paid, the principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, except that we may, at our option, pay interest on the notes by check mailed to Holders at their registered address set forth in the Registrar’s books. We have initially designated the corporate trust office of the Trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global note.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the day of the mailing of a notice of redemption of notes to be redeemed.

The registered Holder of a note will be treated as its owner for all purposes.

Ranking

The notes will be general unsecured obligations of the Company and will rank equal in right of payment with all existing and future senior unsecured Indebtedness of the Company, will be effectively subordinated to all of our Secured Indebtedness (to the extent of the value of the assets securing such Indebtedness), and will be structurally subordinated to all of the existing and future liabilities of our Subsidiaries, none of which will Guarantee the notes. The notes will rank senior in right of payment to any existing and future Indebtedness that is expressly subordinated in right of payment to the notes.

In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any senior Secured Indebtedness, the assets of the Company that secure such senior Secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such senior Secured Indebtedness and certain hedging obligations and cash management obligations has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Assuming that we had applied the net proceeds we receive from the offering in the manner described under “Use of proceeds,” as of June 30, 2018:

•

we would have had $2,457 million of total consolidated indebtedness, $787 million of which would have been secured (including $164 million under Covanta Energy’s revolving credit facility and $395 million under Covanta Energy’s term loan), and we would have had additional commitments of $485 million under Covanta Energy’s revolving credit facility available to us (after giving effect to the $251 million of outstanding letters of credit);

•	none of our indebtedness would be subordinated in right of payment to the notes; and

•

our subsidiaries (including Covanta Energy) would have had $3,264 million of liabilities, including $161 million in project debt (excluding intercompany liabilities), all of which would have been structurally senior in right of payment to the notes; and

•

we would have had $127 million of Tax-Exempt Bonds (including Tax-Exempt Bonds issued in September, 2018) guaranteed by our subsidiaries which would be structurally senior in right of payment to the notes.

Although the Indenture will limit the amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur, such Indebtedness may be substantial and a significant portion of such Indebtedness may be Secured Indebtedness or structurally senior to the notes. The risks relating to the Company’s incurrence of additional indebtedness are discussed under “Risk factors—Despite our current and anticipated indebtedness levels, we may still incur substantially more indebtedness or take other actions which would intensify the risks associated with our substantial indebtedness.”

Substantially all of the operations of the Company are conducted through its subsidiaries. As a result, the Company is dependent upon dividends, distributions and other payments from its subsidiaries to generate the funds necessary to meet our outstanding indebtedness service and other obligations and such dividends and other payments may be restricted by law or the instruments governing our indebtedness, including the Senior Credit Facility or other agreements of our subsidiaries. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. Claims of creditors of such subsidiaries (including trade creditors) and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the notes. The notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of the Company’s subsidiaries. Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, and Preferred Stock that the Company’s Restricted Subsidiaries may issue, such limitations are subject to a number of significant exceptions.

Optional redemption

Except as described below, the notes are not redeemable until January 1, 2022. On and after January 1, 2022, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest on the notes, if any, to the applicable date of redemption, (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date), if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Percentage
2022	%
2023	%
2024 and thereafter	%

Prior to January 1, 2022, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) in an amount not to exceed the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to                % of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date following on or prior to such redemption date); provided that

(1)	at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

(2)	such redemption occurs within 90 days after the closing of such Equity Offering.

In addition, at any time prior to January 1, 2022, the Company may redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice mailed to each Holder or otherwise in accordance with the procedures of the depositary at a redemption price equal to 100% of the aggregate principal amount of the notes plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to such redemption date).

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business, on such record date, and no additional interest will be payable to Holders whose notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate or in accordance with DTC procedures, although no note of $2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its reasonable discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its reasonable discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended if such conditions precedent have not been satisfied or waived by the Company by providing notice to the noteholders.

At any time, in connection with any tender offer or other offer to purchase any notes (including pursuant to a Change of Control Offer or Asset Sale Offer (each as defined below)), if not less than 90% in aggregate principal amount of the outstanding notes are purchased by the Company, or any third party purchasing or acquiring in lieu of the Company, the Company or such third party will have the right, upon notice as described under “—Selection and Notice,” given not more than 30 days following such purchase, to redeem all notes of such series that remain outstanding following such purchase at a price equal to the price paid to holders in such purchase, plus accrued and unpaid interest, if any, on such notes to (but not including) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

The Company or its affiliates may at any time and from time to time purchase notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Company or any such affiliates may determine.

The notes may be optionally redeemed in full or in part pursuant to the optional redemption provisions of the Indenture before the notes of any other series are optionally redeemed in full (or at all) pursuant to such optional redemption provisions of the Indenture.

Mandatory redemption; open market purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase the notes as described under the caption “—Repurchase at the option of holders.”

The Company may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the option of holders

Change of control triggering event

Prior to or within 30 days following any Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the notes as described above under “—Optional redemption,” the Company will be required to offer to purchase (a “Change of Control Offer”) all of the notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase (a “Change of Control Payment”) by mailing a Change of Control Offer Notice to each Holder, with a copy to the Trustee, or otherwise in accordance with the procedures of DTC.

A “Change of Control Triggering Event” will occur when (i) a Change of Control has occurred and (ii) the notes are downgraded by either Rating Agency on any date during the period commencing 60 days prior to the consummation of such Change of Control and ending 60 days following consummation of such Change of Control.

A “Change of Control” will occur when:

(1)	any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of the Company and its Subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)	the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14 (d) of the Exchange Act); or

(3)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Prior to repurchasing any notes pursuant to a Change of Control Offer, the Company will be required as a condition to making the repurchase payment to either:

(1)	obtain consent from the requisite holders of each issue of Indebtedness that may be violated by the repurchase to make the repurchase payment and waive any event of default caused by the Change of Control; or

(2)	repay all such Indebtedness that may be violated by making the repurchase payment, or offer to repay that Indebtedness and pay all holders of such Indebtedness that accept that offer, and obtain waivers of any event of default arising under such Indebtedness.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the Indenture requirements applicable to such a Change of Control Offer made by the Company, and purchases all notes validly tendered and not withdrawn in that Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified at any time prior to the occurrence of a Change of Control with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer.

A Change of Control is triggered by a disposition of “all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole.” Although there is a limited body of case law interpreting the phrase “all or substantially all” in this context, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would constitute a disposition of “all or substantially all” of the property or assets of the Company under the Indenture. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the notes as described above.

The Indenture will not contain any other provisions that require the Company to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Moreover, the Change of Control provisions described above may deter mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to complete such transactions.

Asset sales

The Company will not, and will not permit any of its Restricted Subsidiaries to make any Asset Disposition unless:

(1)	the Company or Restricted Subsidiary receives consideration at least equal to the Fair Market Value (determined as of the date of entering into the contractual agreement for such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration from the Asset Disposition received by the Company or Restricted Subsidiary is in the form of cash or Cash Equivalents; and

(3)	all Net Available Cash from the Asset Disposition is applied by the Company or Restricted Subsidiary within 365 days from the later of the date the Asset Disposition is completed or the Net Available Cash is received (or, to the extent the Company or its Restricted Subsidiaries have committed to invest such proceeds within such 365-day period, within 180 days after such commitment or, if later, within such 365-day period), as follows:

(a)	to permanently reduce obligations and related commitments under (x) the Senior Credit Facility or (y) Secured Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Secured Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case, other than Indebtedness owed to the Company or an Affiliate of the Company;

(b)	to permanently reduce obligations under other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that, except in the case of a reduction in obligations of Indebtedness of a Restricted Subsidiary, the Company shall reduce Obligations under the notes on a pro rata basis with such other indebtedness of the Company

(i)	by redeeming notes as provided in “—Optional redemption,”

(ii)	through open market purchases at prices that are at or above 100% of their principal amount, or

(iii)	by making an offer to all Holders to purchase their notes at 100% of their principal amount, plus accrued but unpaid interest to the date of purchase in accordance with the procedures for an Asset Disposition Offer;

(c)	to make (i) an Investment in Additional Assets or (ii) capital expenditures; or

(d)	any combination of the foregoing.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.”

For the purposes of clause (2) above and for no other purpose, the following will be deemed to be cash:

(1)	any liabilities (as shown on the Company’s or Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(2)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

In the case of clause (c), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or such other Restricted Subsidiary enters into the commitment with the good faith expectation that the Net Available Cash will be applied to satisfy the commitment within 270 days of such commitment (an “Acceptable Commitment”). In the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection with the Acceptable Commitment, the Company or Restricted Subsidiary may enter into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination and with the good faith expectation that the Net Available Cash will be applied within 180 days of such Second Commitment or, if the Company does not enter into such a Second Commitment, the Net Available Cash shall constitute Excess Proceeds. If a Second Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied, then the Net Available Cash will constitute Excess Proceeds.

Pending the final application of any Net Available Cash in accordance with clause (a), (b) or (c) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Senior Credit Facility) or invest the Net Available Cash in any manner not prohibited by the Indenture.

If the aggregate amount of Excess Proceeds exceeds $25.0 million on the 366th day after an Asset Disposition, the Company will be required to offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable.

To the extent that the aggregate amount of notes and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture.

If the aggregate principal amount of notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, tendered notes and Pari Passu Indebtedness shall be repaid on a pro rata basis and selection of the notes to be repurchased shall be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate or in accordance with DTC procedures.

Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

If the date of completion of the application of the Excess Proceeds to the purchase of the aggregate principal amount of notes and, if applicable, Pari Passu Indebtedness, pursuant to an Asset Disposition Offer is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to an Asset Disposition Offer.

Certain covenants

Covenant suspension

The Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the headings below (collectively, the “Suspended Covenants”) if, and for so long as, (a) the notes have an Investment Grade Rating from both of the Rating Agencies; and (b) no Default or Event of Default has occurred and is continuing under the Indenture:

•	“—Repurchase at the option of holders—Asset sales”;
•	“—Limitation on indebtedness”;
•	“—Limitation on restricted payments”;
•	“—Limitation on restrictions on distributions from restricted subsidiaries”;
•	“—Limitation on affiliate transactions”; and
•	Clause (4) of the first paragraph of “—Merger and consolidation.”

If at any time the credit rating for the notes is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence).

The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.” No Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture or the notes with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during the Suspension Period.

On the Reinstatement Date, the amount of Excess Proceeds from Asset Dispositions shall be reset at zero. In addition, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the first paragraph of “—Limitation on indebtedness” or one of the clauses set forth in the second paragraph of “—Limitation on indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to the first or second paragraph of “—Limitation on indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of the second paragraph of “—Limitation on indebtedness.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenants described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on restricted payments,” which shall not be less than zero.

During any period when the Suspended Covenants are suspended, neither the Board of Directors of the Company nor Senior Management may designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries or Excluded Project Subsidiaries pursuant to the Indenture.

Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00;

(2)	in the case of Indebtedness Incurred by a Restricted Subsidiary, the Combined Leverage Ratio for the Company’s Restricted Subsidiaries is no greater than 4.00 to 1.00; and

(3)	no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)

Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) together with the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate amount up to the greater of (a) $1,800.0 million and (b) 40.0% of Total Assets at any time outstanding, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause 3(a) of the first paragraph of “—Repurchase at the option of holders—Asset sales” in satisfaction of the requirements of that covenant;

(2)	Indebtedness represented by the notes (other than any Additional Notes);

(3)	Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9), (10) and (11) of this paragraph);

(4)	Guarantees by (a) Excluded Project Subsidiaries of Indebtedness of any other Excluded Project Subsidiary; and (b) any Restricted Subsidiary of Indebtedness Incurred by Restricted Subsidiaries in accordance with the provisions of the Indenture;

(5)	Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that

(a)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

(b)	any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary to the extent such Indebtedness remains outstanding;

(6)	Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (whether or not Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either:

(a)	the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6) or

(b)	the Consolidated Coverage Ratio would be greater than immediately prior to such acquisition;

(7)	Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business and not for speculative purposes;

(8)	Indebtedness (including Capitalized Lease Obligations, but excluding Acquired Indebtedness) of the Company or a Restricted Subsidiary Incurred

(a)	to finance (whether prior to or within 270 days after) all or any part of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary or

(b)	as a result of entering into of any extension of an operating lease entered into to finance all or any portion of the cost of the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (8) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) and then outstanding, will not exceed the greater of (x) $200.0 million and (y) 6.0% of Total Tangible Assets at any time outstanding;

(9)	Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety statutory, appeal, payment and similar bonds and completion guarantees (not for borrowed money) (including any bonds or letters of credit issued with respect thereto and all reimbursement and indemnity agreements entered into in connection therewith) and Indebtedness consisting solely of obligations under Insurance Premium Financing Arrangements or reinsurance arrangements, provided in the ordinary course of business;

(10)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)	the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed (i) in the case of a disposition the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (ii) in the case of an acquisition, the Fair Market Value of such acquired business, asset or Subsidiary being measured at the time received and without giving effect to subsequent changes in value; and

(b)	such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (10));

(11)	Indebtedness (a) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of Incurrence, and (y) in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, provided that such Indebtedness remains outstanding only for 10 Business Days or less;

(12)	the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (6), (18) and this clause (12) of the second paragraph of this covenant, or any Indebtedness issued to so refund or refinance such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection with such refunding or refinancing;

(13)	the Incurrence of Non-Recourse Debt by any Excluded Project Subsidiary;

(14)	the Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to (a) fund Construction Capital Expenditures, provided the amount of such Non-Recourse Debt does not exceed 75% of the cost of the addition or improvement to the Project that is funded by such Non-Recourse Debt, or (b) refund or refinance any Non-Recourse Debt Incurred by such Restricted Subsidiary as permitted by the Indenture, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith;

(15)	Indebtedness with respect to contingent obligations incurred in exchange (or in consideration) for (a) the release of cash collateral pledged by the Company or its Restricted Subsidiaries for closure costs or other obligations Incurred in the ordinary course of business or (b) the return and cancellation of undrawn letters of credit for which the Company or its Restricted Subsidiaries are liable for reimbursement, in each case which pledge or issuance of letter of credit was outstanding on the Issue Date or made in accordance with the Indenture;

(16)	Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums, or (b) take or pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(17)	in addition to the items referred to in clauses (1) through (16) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 5.0% of Total Assets at any time outstanding;

(18)	Indebtedness of Restricted Subsidiaries (i) assumed in connection with any acquisition or (ii) incurred to finance any acquisition, in each case under clauses (i) and (ii), that is secured only by the assets or business acquired in the applicable acquisition (including any acquired Capital Stock) and so long as both immediately prior to and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom or (iii) for current requirements in respect of working capital, maintenance capital expenditures, operation or payroll in the ordinary course of business of such Subsidiary incurring such Indebtedness in an aggregate amount not to exceed the greater of $50.0 million or 1.25% of Total Assets at any time outstanding; and

(19)	Indebtedness (i) incurred by a Receivables Entity in a Qualified Receivables Financing that is not recourse to Company or any Restricted Subsidiary other than a Receivables Entity (except for Standard Securitization Undertakings) and (ii) incurred in connection with a Qualified Receivables Financing which constitutes Standard Securitization Undertakings in an amount not to exceed the greater of $125.0 million or 2.5% of Total Assets at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)	in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the second paragraph of this covenant or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will divide, classify or reclassify such item of Indebtedness on the date of Incurrence and may later divide, classify or reclassify such item of Indebtedness in any manner that complies with this covenant; provided, however, that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)	if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)	the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5)	Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(6)	the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction; and

(7)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus any premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection with such refinancing. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Except as otherwise provided above, the Company will not permit any of its Unrestricted Subsidiaries or its Excluded Project Subsidiaries to Incur any Indebtedness other than Non-Recourse Debt.

If at any date an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of that date, and if such Indebtedness is not permitted to be Incurred as of that date under this “—Limitation on indebtedness” covenant, the Company shall be in Default of this covenant.

Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a)	dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(b)	dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2)	purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary, other than in exchange for Capital Stock of the Company (other than Disqualified Stock);

(3)	voluntarily make any principal payment on, or purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default shall have occurred and be continuing (or would result therefrom);

(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitation on indebtedness” covenant; and

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Prior Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (4), (5), (8), (9) and (10) of the next succeeding paragraph) would not exceed the sum of (without duplication):

(i)	Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries, minus (A) capital expenditures of the Company and its Restricted Subsidiaries other than Construction Capital

Expenditures, and (B) 140% of Consolidated Interest Expense of the Company and its Restricted Subsidiaries, in each case, for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available, provided that the calculation of Consolidated Adjusted EBITDA and the adjustments to Consolidated Adjusted EBITDA for the purposes of this clause (i) shall exclude all amounts attributable to Excluded Project Subsidiaries that are Excluded Project Subsidiaries as of the date of calculation, other than to include the aggregate amount of cash that has been distributed during such period or that is distributable as of such date by such Excluded Project Subsidiary; plus

(ii)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Prior Issue Date, other than: (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and (y) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem notes in compliance with the provisions set forth under the second paragraph of “—Optional redemption”; plus

(iii)	the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company subsequent to the Prior Issue Date), of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from: (x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

As of June 30, 2018, the amount available for Restricted Payments pursuant to the foregoing clause (c) was $970.0 million.

The preceding provisions will not prohibit:

(1)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause 4(c)(ii) of the preceding paragraph;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company so long as such refinancing Subordinated Obligations are permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitute Refinancing Indebtedness;

(3)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and constitutes Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control Triggering Event in accordance with provisions similar to the “—Repurchase at the option of holders—Change of Control Triggering Event” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Repurchase at the option of holders—Asset sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5)	any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under “—Repurchase at the option of holders—Asset sales”;

(6)	dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(7)

the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company or any direct or indirect parent of the Company held by any existing or former employees, consultants or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors or Senior Management; provided that such Capital Stock or equity appreciation rights were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided, further, that such redemptions or repurchases pursuant to this clause will not exceed $5.0 million in the aggregate during any calendar year provided that any amount not used for such purpose in any calendar year may be carried over to succeeding calendar years so long as such redemption or repurchases shall not exceed $10.0 million in the aggregate in any calendar year. An amount in any calendar year may be increased by an amount not to exceed: (a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees, consultants or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Prior Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause 4(c)(ii) of the preceding paragraph); plus (b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Prior Issue Date; less (c) the amount of any Restricted Payments previously made with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7); provided, further, that the aggregate amount of Restricted Payments made pursuant to this clause (7) shall not exceed $25.0 million in the aggregate;

(8)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(10)	the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents);

(11)	any Restricted Payment of up to an amount equal to the Net Cash Proceeds of any disposition of any Unrestricted Asian Subsidiaries; and

(12)	other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (12) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (a) $250.0 million and (b) 5.0% of Total Assets at any time outstanding;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (10), (11) and (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the securities or property proposed to be declared, paid or distributed by the Company or such Restricted Subsidiary pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

For purposes of the covenant described above, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may divide, classify and reclassify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant and may later divide, classify and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Unrestricted and excluded project subsidiaries

Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture. Excluded Project Subsidiaries are only subject to the restrictive covenants to the extent set forth therein. The

Company has designated the Unrestricted Asian Subsidiaries as Unrestricted Subsidiaries. All of the Company’s other existing Subsidiaries will be Restricted Subsidiaries on the Issue Date. Under the circumstances described under “—Certain definitions—Unrestricted Subsidiaries,” the Company will be permitted to designate additional of its existing or future Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. In addition, under the circumstances described below under “—Certain definitions—Excluded Project Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as “Excluded Project Subsidiaries.” The Excluded Project Subsidiaries will only be subject to the restrictive covenants to the extent specifically described in this description of notes.

The Company may not cause any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary or as an Excluded Project Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary or Excluded Project Subsidiary, as applicable.

Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens:

(1)	in the case of Liens securing Subordinated Obligations, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Limitation on sale/leaseback transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

(1)	the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness”;

(2)	the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction under the covenant described under “—Limitation on liens”; and

(3)	if the Sale/Leaseback Transaction is an Asset Disposition, all of the conditions of the Indenture described under “—Repurchase at the option of holders—Asset sales” are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary (other than Excluded Project Subsidiaries) to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than Excluded Project Subsidiaries) to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries (other than Excluded Project Subsidiaries), or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries), it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2)	make any loans or advances to the Company or any Restricted Subsidiary (other than Excluded Project Subsidiaries), it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances; or

(3)	sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (other than any Excluded Project Subsidiary) (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions pursuant to any Debt Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(b)	the Indenture and the notes;

(c)	any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(d)	in the case of clause (3) of the first paragraph of this covenant, Liens permitted to be Incurred under the provisions of the covenant described under “—Limitation on liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(e)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) above on the property so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(g)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(h)	any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

(i)	any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(j)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(k)	applicable law or any applicable rule, regulation or order;

(l)	any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Issuers, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable;

(m)	any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on indebtedness”; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the notes (as determined by the Company in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the holders of the notes, taken as a whole, than the encumbrances and restrictions contained in the Indenture or the Senior Credit Facility as of the Issue Date (as determined by the Company in good faith); and

(n)	any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (a) through (m) of this paragraph or this clause (n); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements referred to in clauses (a) through (m) of this paragraph existing on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable.

Limitation on affiliate transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), if such Affiliate Transaction or series of related Affiliate Transactions involve aggregate consideration in excess of $5.0 million, unless:

(1)	the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary (as reasonably determined by the Company) than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in dealings with a Person that is not an Affiliate;

(2)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any, and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above; and

(3)	in the event such Affiliate Transaction involves an aggregate consideration in excess of $75.0 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair from a financial point of view.

The preceding paragraph will not apply to:

(1)	any transaction that is in the ordinary course of business and consistent with past practice between the Company or a Restricted Subsidiary and any Unrestricted Asian Subsidiary;

(2)	any transaction involving the provision of services or the supply of goods or equipment between the Company or a Restricted Subsidiary and a Joint Venture in which the Company and/or a Restricted Subsidiary has a material ownership interest that is entered into in the ordinary course of business consistent with past practices of the Company and/or any of its Restricted Subsidiaries;

(3)	any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary in accordance with “—Limitation on indebtedness”;

(4)	(a) any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on restricted payments” and (b) any Permitted Investments;

(5)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity or insurance provided on behalf of current or former officers and employees pursuant to any plans approved by the Board of Directors of the Company;

(6)	the payment of reasonable and customary fees paid to and any indemnity and insurance provided on behalf of (x) current or former directors of the Company and any Restricted Subsidiary and (y) current or former directors of any Unrestricted Subsidiary, provided that such fees, indemnity or insurance are similar in scope to those provided in clause (6)(x);

(7)	loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business, in an aggregate amount not in excess of $10.0 million (without giving effect to the forgiveness of any such loan);

(8)	any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as the terms of such agreement as so amended, modified, supplemented, extended or renewed are not more disadvantageous to the Holders in any material respect, when taken as a whole, than the terms of such agreement in effect on the Issue Date; provided that if such amendment, modification, supplement, extension or renewal involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors;

(9)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into contemplation of such acquisition or merger, and any amendment thereto (so long as any such agreement as so amended is not disadvantageous to the Holders, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger, provided that if such amendment involves an aggregate consideration in excess of $50.0 million, the terms thereof have been approved by the Board of Directors);

(10)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors or Senior Management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(11)	any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(12)	sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(13)	transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate;

(14)	transactions between and among the Company and Excluded Project Subsidiaries; and

(15)	transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, if not filed electronically with the SEC through EDGAR (or any successor system), the Company will file with the SEC (to the extent permitted by the Exchange Act), and make available to the Trustee and the Holders, without cost to any Holder, its annual reports on Form 10-K and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. The Company will also comply with the other provisions of the Trust Indenture Act Section 314(a).

In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports, documents and information to the Trustee and the Holders as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms, which requirement may be satisfied by posting such reports, documents and information on its website within the time periods specified by this covenant.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include in the “Management’s discussion and analysis of financial condition and results of operations” section, revenue, consolidated indebtedness, consolidated interest expense, consolidated adjusted EBITDA and capital expenditures of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

For purposes of this covenant, the Company will be deemed to have furnished the reports to the Trustee and the Holders as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. The Trustee shall have no obligation whatsoever to determine whether or not such information, documents, or reports have been filed pursuant to the EDGAR system (or its successor) or the Company’s website.

Merger and consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof, or the District of Columbia;

(2)	the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitation on indebtedness” covenant, or

(b)	the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be no less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

Notwithstanding clauses (3) and (4) of the preceding paragraph,

(1)	any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Restricted Subsidiary; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) of the preceding paragraph; and

(2)	the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

For purposes of this covenant, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company.

Although there is a limited body of case law interpreting the phrase “all or substantially all” in this context, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would constitute a disposition of “all or substantially all” of the property or assets of the Company for purposes of this “Merger and consolidation” covenant. As a result, it may be unclear as to whether a particular transaction will implicate the requirements of this “Merger and consolidation” covenant.

The Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and such notes; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the notes.

Payments for consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Limitation on Company activities

The Company shall not conduct, transfer or otherwise engage in any business or operations other than the operation of Similar Businesses through its direct and indirect Subsidiaries, activities incidental thereto and other activities to the extent permitted by, and in compliance with, the Senior Credit Facility.

Events of default

Each of the following is an “Event of Default”:

(1)	default in any payment of interest or on any note when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	failure by the Company to comply with its obligations under “Certain covenants—Merger and consolidation”;

(4)	failure by the Company to comply for 30 days after notice as provided below with any of their obligations under the covenants described under “—Repurchase at the option of holders” above or under the covenants described under “—Certain covenants” above (in each case, other than (a) a failure to purchase notes which constitutes an Event of Default under clause (2) above, (b) a failure to comply with “—Certain covenants—Merger and consolidation” which constitutes an Event of Default under clause (3) above or (c) a failure to comply with “—Certain covenants—SEC reports” or “—Certain covenants—Payments for consent” which constitutes an Event of Default under clause (5) below);

(5)	failure by the Company to comply for 60 days after notice as provided below with its other agreements contained in the Indenture or the notes;

(6)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)	results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more (or its foreign currency equivalent); provided that this clause (6) shall not apply to Non-Recourse Debt of the Company or any of its Subsidiaries (except to the extent that the Company or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt becomes directly or indirectly liable, including pursuant to any contingent obligation for any such Non-Recourse Debt and such liability, which individually or in the aggregate, exceeds $50.0 million);

(7)	failure by the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final and non-appealable (the “judgment default provision”); or

(8)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”).

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the then outstanding notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (8) above) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “—Events of default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived. If an Event of Default described in clause (8) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture and the notes at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the Holders of a majority in principal amount of the then outstanding notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the then outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the notes, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnity or security satisfactory to it against all losses and expenses caused by taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any note, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 Business Days after the occurrence thereof, written notice of any events which would constitute a Default, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Except as provided in the next two succeeding paragraphs, the Indenture and the notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each affected Holder of an outstanding note, no amendment, supplement or waiver may, among other things:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the Stated Maturity of any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)	reduce the premium payable upon the redemption or repurchase of any note or change the time at which any note may be redeemed or repurchased as described above under “—Optional redemption,” “—Repurchase at the option of holders—Change of Control Triggering Event” or “Repurchase at the option of holders—Asset sales” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of, and waivers permitted as described under, “Change of Control”);

(6)	make any note payable in money other than that stated in the note;

(7)	impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes; or

(8)	make any change in the amendment or waiver provisions which require each affected Holder’s consent.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend the Indenture and the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor of the obligations of the Company under the Indenture in accordance with “—Certain covenants—Merger and consolidation”;

(3)	provide for or facilitate the issuance of uncertificated notes in addition to or in place of certificated notes; provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)	comply with the rules of any applicable depositary;

(5)	secure the notes;

(6)	add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company;

(7)	make any change that does not adversely affect the legal rights under the Indenture of any Holder;

(8)	comply with any requirement of the SEC in connection with any required the qualification of the Indenture under the Trust Indenture Act;

(9)	evidence and provide for the acceptance of an appointment under the Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

(10)	conform the text of the Indenture or the notes to any provision of this “Description of notes” to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture or the notes as confirmed in an Officer’s Certificate; or

(11)	make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes or, if Incurred in compliance with the Indenture, Additional Notes; provided, however, that (A) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder given in connection with a tender of such Holder’s notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes issued under the Indenture (“legal defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, or interest on such notes when such payments are due, solely out of the trust referred to below;

(2)	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for note payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

The Company at any time may terminate its obligations described under “—Repurchase at the option of holders” and under the covenants described under “—Certain covenants” (other than “—Merger and consolidation”), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Events of default” above and the limitations contained in clauses (4) and (5) under “—Certain covenants—Merger and consolidation” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (only with respect to the failure of the Company to comply with clause (4) under “—Certain covenants—Merger and consolidation” above), (4) (only with respect to covenants that are released as a result of such covenant defeasance), (5), (6), (7), or (8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary).

In order to exercise either legal defeasance or covenant defeasance under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants without consideration of any reinvestment of interest, to pay the principal of, and premium, if any, and interest due on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)

no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of

Liens in connection therewith) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)	the Company will have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, including, that no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7)	the Company has delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance, as the case may be, have been complied with; and

(9)	the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (8) above).

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either:

(1)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(2)

(a)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or an Event of Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or instrument to which the Company is a party or by which the Company is bound;

(c)	the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d)	the Company has delivered irrevocable written instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Measuring compliance

With respect to any (x) Investment or acquisition, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and (y) repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered, in each case for purposes of determining:

(1)	whether any Indebtedness (including Acquired Indebtedness) that is being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred in compliance with the covenant described under the caption “—Certain covenants—Limitation on incurrence of indebtedness”;

(2)	whether any Lien being Incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be Incurred in accordance with the covenant described under the caption “—Certain covenants—Limitation on liens” or the definition of “Permitted Liens”;

(3)	whether any other transaction or action undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness (including any Restricted Payments, dispositions, or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in the Indenture or the notes; and

(4)	any calculation of the ratios, baskets or financial metrics, including Consolidated Coverage Ratio, Combined Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA, Total Assets, Total Tangible Assets, Consolidated Interest Expense and/or baskets determined by reference to Total Assets or Total Tangible Assets and, whether a Default or Event of Default exists in connection with the foregoing,

(5)	whether any condition precedent to the Incurrence of Indebtedness (including Acquired Indebtedness) or Liens, in each case that is being Incurred in connection with such Investment, acquisition or repayment repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock is satisfied, at the option of the Company, the date that the definitive agreement for, or public announcement of, such Investment, acquisition or repayment, repurchase or refinancing or Incurrence of Indebtedness is entered into or the date of any notice, which may be conditional, of such repayment, repurchase or refinancing of Indebtedness is given to the holders of such Indebtedness (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated Adjusted EBITDA.” For the avoidance of doubt, if the Company elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the (i) Consolidated Coverage Ratio, Combined Leverage Ratio, Consolidated Net Income, Consolidated Adjusted EBITDA, Total Assets, Total Tangible Assets and/or Consolidated Interest Expense of the Company and its Restricted Subsidiaries and (ii) the applicable exchange rate utilized in calculating compliance with any dollar-based provision of the Indenture, from the Transaction Commitment

Date to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, or in connection with compliance by the Company or any of the Restricted Subsidiaries with any other provision of the Indenture or the notes or any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness, is permitted to be Incurred and (b) until such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is consummated or such definitive agreements are terminated, such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Indenture after the date of such agreement and before the date of consummation of such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness. In addition, the Indenture will provide that compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Commitment Date and not as of any later date as would otherwise be required under the Indenture.

For purposes of determining the maturity date of any Indebtedness, customary bridge loans that are subject to customary conditions (including no payment or bankruptcy event of default) that would either automatically be extended as, converted into or required to be exchanged for permanent refinancing shall be deemed to have the maturity date as so extended, converted or exchanged.

No personal liability of directors, officers, employees and stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company, shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities law.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the notes.

Governing law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Book-entry, delivery and form

The notes will be issued in the form of a global note or notes. DTC will act as the depositary for the global note or notes. We will register the global note or notes in DTC’s name or in the name of its nominee. Except in the circumstances described below, global notes may be transferred only to the depositary or its nominee or to a successor of the depositary or its nominee. The depositary has also advised us that pursuant to procedures established by it:

•

upon the issuance by us of the global notes, the depositary will credit the accounts of participants designated by the underwriters with the principal amount of the global notes purchased by the underwriters; and

•	ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary.

The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal, premium and interest payments on the global notes registered in the name of the depositary or its nominee, as the case may be, will be made by us, either directly or through a paying agent, to the depositary or its nominee, as the case may be, as the registered owner of the global notes. The depositary has advised us and the trustee that its present practice is, upon receipt of any payment of principal, premium or interest, to credit immediately the accounts of the relevant participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown on the records of the depositary.

Payments by participants and indirect participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of those participants or indirect participants.

As long as the notes are represented by the global notes, the depositary or its nominee, as the case may be, will be the holder of the notes and therefore will be the only entity that can exercise a right to cause the repurchase of the notes. The circumstances under which we may be required to repurchase the notes are described below under “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Asset sales.” Notice by participants or indirect participants of the depositary or by owners of beneficial interests in global notes held through those participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in the notes represented by the global notes must be transmitted to the depositary in accordance with its procedures on a form required by the depositary and provided to participants. In order to ensure that the depositary or its nominee, as the case may be, will timely exercise a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant or indirect participant through which it holds an interest in that note to notify the depositary of its desire to exercise a right to repayment. Different firms have cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a note in order to ascertain the cutoff time by which the instruction must be given in order for timely notice to be delivered to the depositary. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

We will issue notes in definitive form in exchange for the global notes if:

•

the depositary is at any time unwilling or unable to continue as depositary or has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 90 days;

•

the depositary so requests following an Event of Default under the indenture or an event that with notice or lapse of time, or both, would constitute an Event of Default under the indenture will have occurred or be continuing; or

•	we so request.

In each such instance, an owner of a beneficial interest in the global notes will be entitled to have notes equal in principal amount to its beneficial interest registered in its name and will be entitled to physical delivery of those notes in definitive form. The definitive notes will be registered in the names as the depositary will instruct the trustee. Notes so issued in definitive form will be issued in denominations of $2,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons.

Depositary

We understand that neither DTC nor its nominee will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights of DTC’s nominee to those participants to whose accounts the subordinated debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of notes represented by the global security as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “banking organization” within the meaning of the New York State Banking Law, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants;

•	DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or other representatives, together with other entities, own DTC; and

•

indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Certain definitions

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or

(2)	assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset (excluding working capital or current assets for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of “Repurchase at the option of holders—Asset sales” and “Certain covenants—Limitation on affiliate transactions,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a note on any date of redemption, the greater of:

(1)	1.0% of the principal amount of such note, and

(2)	the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such note on January 1, 2022 (such redemption price being described under “—Optional redemption”) plus (ii) all required interest payments due on such note through January 1, 2022 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of inventory in the ordinary course of business;

(4)	a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to “Certain Covenants—Merger and consolidation” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)	disposition of the Capital Stock or all or substantially all of the assets of any Unrestricted Asian Subsidiary;

(8)	for purposes of “Repurchase at the option of holders—Asset sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition subject to “Certain covenants—Limitation on restricted payments”;

(9)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(10)	dispositions of assets with an aggregate value less than the greater of (a) $25.0 million and (b) 0.5% of Total Assets at any time outstanding;

(11)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under “Certain covenants—Limitation on indebtedness”;

(14)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business, which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(15)	foreclosure on assets; and

(16)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) the executive committee or applicable independent committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	U.S. dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully Guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(4)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or “A” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $250.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)	interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above; and

(8)	similar foreign currency denominated securities, obligations, certificate of deposits and commercial paper of comparable rating and quality held by Foreign Subsidiaries.

“Change of Control Offer Notice” means a notice of a Change of Control stating:

(1)	that a Change of Control Offer is being made and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2)	the Change of Control Payment Date, which may be extended within the time periods provided for under “—Change of control”; and

(3)	the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its notes repurchased.

“Change of Control Payment Date” means the purchase date with respect to a Change of Control Offer, which date shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer Notice is mailed, on which date the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes of $2,000 or larger integral multiples of $1,000 in excess thereof, properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company in accordance with the terms of the Change of Control Offer.

“Code” means the Internal Revenue Code of 1986, as amended, including rules and regulations thereunder.

“Combined Leverage Ratio” means, as of any date of determination, the ratio of (x) (i) the Consolidated Indebtedness of all Restricted Subsidiaries (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of such date, minus (ii) the amount of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) as of such date to (y) the aggregate amount of Consolidated Adjusted EBITDA of all Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available, calculated on a Pro Forma Basis.

“Commodity Agreement” means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities, commodity futures contract, commodity swap, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities in the ordinary course of business of the Company and its Restricted Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation expense; plus

(d)	consolidated amortization expense or impairment charges recorded in connection with the application of the Accounting Standards Codification (“ASC”)—350, Intangibles—Goodwill and Other, and ASC 360—Property, Plant and Equipment; plus

(e)	Transaction Costs and all legal, accounting and other expenses, including deferred financing expenses, incurred, or amortization thereof, in connection with the Transactions or any acquisitions, Investments, debt issuances, casualty events, Asset Dispositions, recapitalizations, restructurings or other dispositions, or any amendments or waivers with respect to documentation governing Indebtedness or other securities (including, in each case listed above, any amendments or other modifications thereto) and any refinancing, replacement, repurchase, redemption or other similar transaction in connection therewith (in each case, whether or not consummated) permitted under the Indenture to the extent deducted in determining Consolidated Net Income for such period; plus

(f)	extraordinary losses and unusual or non-recurring charges (including restructuring charges and reserves), severance, relocation costs and curtailments or modifications to pensions and post-retirement employee benefit plans; plus

(g)	decreases in unbilled service receivables; plus

(h)	other non-cash charges reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) and non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees; plus

(i)	other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items to be paid within the next twelve months or amortization of a prepaid cash item that was paid in a prior period); plus

(j)	maintenance expense incurred at client-owned facilities that would have been capitalized under the Company’s fixed asset policy but for the application of FASB ASC 853 – Service Concession Arrangements that are capitalized during such period;

(2)	decreased (without duplication) by (a) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated Adjusted EBITDA in any prior period) and (b) increases in unbilled service receivables, and

(3)	increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)	any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of ASC 815—Derivatives and Hedging;

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness;

(c)	any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133; and

(d)	effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition;

provided, however, that Consolidated Adjusted EBITDA (except for the purposes of clause 4(c)(i) under the caption “—Certain Covenants—Limitation on restricted payments”) will exclude the Consolidated Adjusted EBITDA attributable to any Excluded Project Subsidiaries to the extent that the declaration or payment of dividends or similar distributions by the Excluded Project Subsidiaries of that Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Adjusted EBITDA of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

Notwithstanding the foregoing, clauses (1)(b) through (j) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (j) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Coverage Ratio” means as of any date of determination the ratio of (x) the aggregate amount of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries (excluding Consolidated Adjusted EBITDA of any Excluded Project Subsidiary in the Development Stage) for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense of the Company and its Restricted Subsidiaries (excluding Consolidated Interest Expense of any Excluded Project Subsidiary in the Development Stage) for such four fiscal quarters, calculated on a Pro Forma Basis.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)	the total amount of Indebtedness of the Person and its Restricted Subsidiaries of the type identified in clauses (1) through (5) of the definition of Indebtedness (excluding premiums and discounts); plus

(2)	the total amount of Indebtedness of any other Person, of the type identified in clauses (1) through (5) of the definition of Indebtedness to the extent that the same has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person, whether paid or accrued, minus interest income actually received in cash on a consolidated basis during the applicable period on cash balances of such Person, plus, to the extent not included in such interest expense:

(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person;

(6)	costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

(9)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For the purpose of calculating the Consolidated Coverage Ratio, Consolidated Interest Expense will exclude the Consolidated Interest Expense attributable to any Excluded Project Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Excluded Project Subsidiary of Consolidated Adjusted EBITDA is not, as a result of an Excluded Project Subsidiary Debt Default, then permitted by operation of the terms of the relevant Excluded Project Subsidiary Debt Agreement (provided that the Consolidated Interest Expense of the Excluded Project Subsidiary will only be so excluded for that portion of the period during which the condition described in the preceding proviso has occurred and is continuing).

For the purpose of (i) calculating the Consolidated Coverage Ratio and (ii) the covenant described above under the caption “—Certain Covenants—Limitation on restricted payments,” the calculation of Consolidated Interest Expense shall exclude (i) non-cash interest attributable to the amortization of discounts recorded in connection with the bifurcation of debt between liability components and equity components in accordance with ASC 470—Debt or ASC 815—Derivatives and Hedging, (ii) write-offs of deferred financing expenses in connection with repayment of Indebtedness and amortization of debt issuance cost, (iii) interest that is capitalized in connection with construction financing, (iv) all costs associated with the Transactions and (v) any expensing of bridge, commitment and other financing fees.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.

Notwithstanding anything to the contrary contained herein, in the event of the consummation of any Qualified Receivables Financing, Consolidated Interest Expense shall include an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Qualified Receivables Financing.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)

subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)	solely for the purpose of determining Consolidated Adjusted EBITDA to determine the amount available for Restricted Payments under clause 4(c)(i) of “Certain covenants—Limitation on restricted payments,” any net income (but not loss) of any Restricted Subsidiary (other than any Excluded Project Subsidiary) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)	subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or similar payment (subject, in the case of a distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)	any gain or loss realized upon Asset Dispositions, other than in the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4)	any net extraordinary gain or loss;

(5)	any net income (loss) included in the consolidated statement of operations due to the application of ASC 810—Consolidation; and

(6)	the cumulative effect of a change in accounting principles.

In addition, to the extent not already accounted for in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of net proceeds received by the Company or any Restricted Subsidiary from business interruption insurance.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of making additions or improvements to an existing Project.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Development Stage” means, with respect to any Excluded Project Subsidiary the period prior to the first anniversary of the commencement of its commercial operations.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the notes or the date the notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, is not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Repurchase at the option of holders—Change of Control Triggering Event” and “Repurchase at the option of holders—Asset sales” and such repurchase or redemption complies with “Certain covenants—Limitation on restricted payments.”

“Equity Offering” means a public offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Company after the Prior Issue Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness, and (ii) has been designated by a certificate executed by a Responsible Officer of the Company as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness).

The Board of Directors or Senior Management of the Company may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or Senior Management may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed Incurred at the time it ceases to be Non-Recourse Debt.

“Excluded Project Subsidiary Debt Agreement” means the agreement or documents governing the relevant Indebtedness referred to in the definition of “Excluded Project Subsidiary Debt Default.”

“Excluded Project Subsidiary Debt Default” means, with respect to any Excluded Project Subsidiary, the failure of such Excluded Project Subsidiary to pay any principal or interest or other amounts due in respect of any Indebtedness, when and as the same shall become due and payable, or the occurrence of any other event or condition that results in any Indebtedness of such Excluded Project Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Prior Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the obligor);

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10)	to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or Joint Venture that is not a Restricted Subsidiary;

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the partnership or has an equivalent position for the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)	the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)	if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Insurance Premium Financing Arrangement” means any arrangement with a Person who is not an Affiliate of the Company pursuant to which such Person advances insurance premiums for the Company and its Restricted Subsidiaries.

“Interest” with respect to the notes means interest with respect thereto.

“Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary or an Excluded Project Subsidiary, as applicable; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary (other than an Excluded Project Subsidiary), the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary (other than an Excluded Project Subsidiary);

(2)	any property transferred to or from an Unrestricted Subsidiary or an Excluded Project Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)	if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., or any equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means                , 2018.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in partnership or other legal form.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)	as to which neither the Company nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than, in the case of a Excluded Project Subsidiary, pursuant to a Non-Recourse Guarantee, or (b) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or (c) constitutes the lender;

(2)

no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both)

any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than the notes and any Debt Facility (other than bonds, debentures, notes or any other instruments governed by an indenture)) to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	in the case of Non-Recourse Debt incurred after the Prior Issue Date, as to which the lenders have been notified in writing, or have otherwise agreed, that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries except as otherwise permitted by clause (1) above;

provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Permitted Lien described in clause (18) of that definition; (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) Guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such Guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such Guarantee; (ii) contingent obligations of the Company or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under and subject to the terms of, the Senior Credit Facility to support obligations of a Subsidiary; (iv) agreements of the Company or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Company or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Company or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business; and (vi) any Investments in a Subsidiary, to the extent such kinds of support are customary and entered into in the ordinary course of business and are unsecured and otherwise permitted by the Indenture; and (C) any provision substantially similar to (a) clause (6) under “Events of Default” above contained in any bonds, debentures or notes or (b) Section 8.1(b) of the Senior Credit Facility, as such provision is in effect on the Issue Date, contained in any Debt Facility other than bonds, debentures, notes or any other instruments governed by an indenture, do not affect the determination of such Indebtedness as Non-Recourse Debt.

“Non-Recourse Guarantee” means any Guarantee that is customary and entered into in the ordinary course of business by the Company or a Restricted Subsidiary of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Company, except to the limited extent set forth in such guarantee with respect to the Company’s obligation to make equity contributions.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company.

“Officers” Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer or the principal accounting officer or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the notes (without giving effect to collateral arrangements).

“Partnership Project” means projects in connection with the strategic partnership between the Company and Green Investment Group Limited or other similar partners.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the option of holders—Asset sales.”

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	a Restricted Subsidiary (other than an Excluded Project Subsidiary or a Receivables Entity);

(2)	any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)	cash and Cash Equivalents (and, in the case of Excluded Project Subsidiaries only, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(4)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees, Officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not in excess of $10.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan);

(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable or in cancellation of a claim held by the Company or any such Restricted Subsidiary in connection with or as a result of or to avoid a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “Repurchase at the option of holders—Asset sales” or any other disposition of assets not constituting an Asset Disposition;

(9)	Investments in existence on the Issue Date;

(10)	Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain covenants—Limitation on indebtedness”;

(11)	Guarantees issued in accordance with “Certain covenants—Limitations on indebtedness”;

(12)	Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)	Investments in any Permitted Joint Ventures for an aggregate amount not to exceed the greater of (x) $200.0 million or (y) 5.0% of Total Tangible Assets;

(14)	Deposits of cash made in the ordinary course of business to secure performance of operating leases;

(15)	Investments in Unrestricted Subsidiaries not to exceed $5.0 million in the aggregate;

(16)	Investments made pursuant to binding commitments that, at the time such binding commitments were entered into, would have complied with the provisions of the Indenture;

(17)	Investments constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices;

(18)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(19)	Investments in any Excluded Project Subsidiary; provided such Investments are made in cash;

(20)	Investments by the Company or any of its Restricted Subsidiaries (directly or indirectly) in any Partnership Project in an amount not to exceed the greater of $200.0 million and 4.0% of Total Assets in the aggregate at any time outstanding; and

(21)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of such Investment not to exceed the greater of (a) $100.0 million or (b) 2.0% of Total Assets outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Joint Venture” means any Joint Ventures entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business for the purpose to conducting a Similar Business.

“Permitted Liens” means, with respect to any Person:

(1)	Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “Certain covenants—Limitation on indebtedness”;

(2)	pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, stationary obligations, performance, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, appeal bonds, leases, government contracts, trade contracts, performance or return-of-money bonds and other similar obligation to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business or Liens in favor of customs or revenue authorities arising as a matters of law to secure payments or customs duties in connection with the importation of goods;

(3)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties (x) that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person or (y) are in the ordinary conduct of business of the Company or Restricted Subsidiary as applicable;

(7)	Liens securing Hedging Obligations and letters of credit so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)	such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto (plus improvements on such asset, additions and accessions thereto and the proceeds of the foregoing and customary security deposits in respect thereof);

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14)	Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)	Liens on property or assets at the time the Company or a Restricted Subsidiary acquired the property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(17)	Liens securing the notes;

(18)

Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any

Restricted Subsidiary associated with any Project securing any Non-Recourse Debt Incurred to finance the expansion of such Project, in each case which Indebtedness was permitted by the terms of the Indenture to be incurred;

(19)	Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(20)	any interest or title of a lessor or sublessor under any lease of real estate Capitalized Lease Obligation or operating lease;

(21)	Liens in favor of the Company or any Restricted Subsidiary;

(22)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23)	Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under the Indenture, so long as such Liens attach only to gross unearned premiums for the insurance policies and related rights;

(24)	Liens on assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(25)	Liens securing Indebtedness (other than Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $100.0 million and (b) 2.0% of Total Assets;

(26)	Liens securing Indebtedness permitted to be Incurred under the Indenture under the provisions described in clauses (18) and (19) of the second paragraph under “Certain covenants—Limitation on indebtedness”;

(27)	Liens consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements;

(28)	Liens incurred in the ordinary course of business on securities to repurchase and reverse repurchase obligations in respect of such securities; provided that the related agreement constitutes a Cash Equivalent; and

(29)	Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC.

For purposes of determining compliance with this definition, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, joint-stock company, Joint Venture, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity, whether or not a legal person.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prior Issue Date” means December 1, 2010, the original issue date of the Company’s Senior Notes due 2020.

“Pro Forma Basis” means, with respect to the calculation of the Combined Leverage Ratio and the Consolidated Coverage ratio, that:

(1)	if the Company or any Restricted Subsidiary:

(a)	has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes an Incurrence of Indebtedness, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)	has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)	if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Combined Leverage Ratio or Consolidated Coverage Ratio, as applicable, includes such a transaction:

(a)	the Consolidated Adjusted EBITDA for such period will be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b)	Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) (a) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or (b) an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Adjusted EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Project” means any energy-from-waste facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy or related or ancillary assets or properties.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Rating Agency” means each of Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Financial Services LLC, a division of S&P Global Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5)	Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, including any Excluded Project Subsidiary, other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of August 21, 2018, among Covanta Energy, LLC, as borrower, the Company, as guarantor, certain subsidiaries of Covanta Energy, LLC, as guarantors, the various lenders party thereto, Bank of America, N.A., as administrative agent, collateral agent and issuing bank, Crédit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., Citizens Bank, N.A., MUFG Union Bank, N.A. and Sumitomo Mitsui Banking Corporation, as co-syndication agents, and TD Bank, N.A., Capital One, National Association, Cobank, ACB and Compass Bank, as co-documentation agents, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, provided that such additional Indebtedness is Incurred in accordance with the covenant described under “Certain covenants—Limitation on indebtedness”); provided that a Senior Credit Facility shall not relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in securitization of Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Total Tangible Assets” means Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Company and its Restricted Subsidiaries and after deducting, to the extent otherwise included therein, the amounts of (without duplication):

(1)	the excess of cost of the Fair Market Value of assets or business acquired, as determined by the Company in good faith (or if such Fair Market Value exceeds $50.0 million, in writing by an Independent Financial Advisor);

(2)	any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(3)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4)	minority interest in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(5)	treasury stock;

(6)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

“Transaction Costs” means the fees, costs and expenses payable by the Company in connection with the Transactions within 180 days of the Issue Date.

“Transactions” means the issuance of the notes in this offering.

“Treasury Rate” means as of any date of redemption of notes the yield to maturity calculated by taking the simple average of the yields to maturity for the applicable United States Treasury securities for each of the five business days immediately preceding the second Business Day prior to the calculation date as reported on the most recent H.15 page available through the website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication, for the applicable United States Treasury securities and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity most nearly equal to the period from the redemption date to January 1, 2022; provided, however, that if the period from the redemption date to January 1, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Asian Subsidiaries” means Covanta Energy International Investments Limited and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1)	any Unrestricted Asian Subsidiary;

(2)	any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments”;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company, if applicable, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “Certain covenants—Limitation on indebtedness” covenant on a pro forma basis taking into account such designation.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations of the purchase, ownership and disposition of notes, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note held as a capital asset (generally, property held for investment) by a beneficial owner who purchased the note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to U.S. expatriates;

•	tax consequences to investors in partnerships or other pass-through entities;

•

tax consequences to persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	any U.S. federal tax consequences, such as the estate and gift tax or the Medicare tax on net investment income, other than U.S. federal income tax consequences.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your tax advisors.

As used herein, the term “U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder. If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local or foreign jurisdiction.

Possible application of rules governing contingent payment debt instruments

The terms of the notes provide for payments in excess of stated interest and principal under certain circumstances. For example, in the event of a Change of Control, we would generally be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of notes—Repurchase at the option of holders—Change of Control Triggering Event”). Under applicable Treasury regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the notes to be treated as “contingent payment debt instruments” for U.S. federal income tax purposes (which are subject to special rules) if there is only a remote likelihood as of the issue date of the notes that these payments will be made, if the amounts thereof are considered incidental, and/or in certain other circumstances. We intend to take the position that, as of the issue date of the notes, the notes will not be considered contingent payment debt instruments. Our position is binding on a holder unless the holder discloses that it is taking a contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this position, a U.S. holder might be required to use the accrual method, even if it was otherwise a cash method taxpayer, to take into account interest income on the notes at a rate higher than the stated interest rate and to treat as ordinary income rather than capital gain any income that you realize on the taxable disposition of a note. The following discussion assumes the notes are not treated as contingent payment debt instruments.

Consequences to U.S. holders

Payment of interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Sale, exchange or other taxable disposition of notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of a note equal to the difference between the amount realized (less any portion attributable to accrued interest, which will be taxable as a payment of interest, as described above) upon the sale, exchange or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange or other taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange or other taxable disposition of the note, a U.S. holder held the note for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally eligible for preferential rates of taxation. A U.S. holder’s ability to deduct capital losses may be limited.

Information reporting and backup withholding

Information reporting requirements generally will apply to payments of interest on the notes and to the proceeds of a sale, exchange or other taxable disposition (including a retirement or redemption) of a note unless the U.S. holder is an exempt recipient. Backup withholding may apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Payments of interest

Subject to the discussions below regarding backup withholding and FATCA, U.S. federal income or withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder, provided that:

•

the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or (b) the non-U.S. holder holds the notes through specified foreign intermediaries or specified foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or applicable successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if provided by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate if provided by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, exchange or other taxable dispositions of notes

Gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of a note will not be subject to U.S. federal income or withholding tax unless:

•

that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if provided by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and other conditions are met.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale, exchange or other taxable disposition of a note, generally in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain recognized on the sale, exchange or other taxable disposition of a note (which gain may be offset by U.S. source capital losses). In addition, a non-U.S. holder that is a foreign corporation and is described in the first bullet point above may be subject to a branch profits tax equal to 30% (or lesser rate if provided by an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Any amounts which a non-U.S. holder receives on a sale, exchange or other taxable disposition of a note which are attributable to accrued but unpaid interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Consequences to non-U.S. holders—Payments of interest.”

Information reporting and backup withholding

Generally, the applicable withholding agent must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. holder will not be subject to backup withholding with respect to payments on the notes that we make, provided the statement described above in the last bullet point under “—Consequences to non-U.S. holders—Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note within the United States or conducted through specified U.S.-related financial intermediaries, unless the statement described above has been received (and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

FATCA

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale or other disposition of, obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to:

•	payments of U.S. source interest and

•	on or after January 1, 2019, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S. source interest.

Because the notes will produce U.S. source interest, payments on, and the gross proceeds from the sale or other disposition of, the notes to certain foreign entities could become subject to the FATCA withholding tax. You should consult your own tax advisors on how these rules may apply to your investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, no additional amounts will be paid to compensate for the withheld amount.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of the notes by an ERISA Plan with respect to which the issuer of the notes or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions; provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring and/or holdings the notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and/or the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold such note constitutes assets of any Plan or (ii) the acquisition and holding of such note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

The sale of any notes to any Plan is in no respect a representation by us, the underwriters or any of our respective affiliates or representatives, that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan. In this regard, neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any notes (or interests therein) should consult and rely on their own counsel and advisers as to whether an investment in notes is suitable.

Underwriting

Subject to the terms and conditions contained in the underwriting agreement between us and J.P. Morgan Securities LLC, as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the respective principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Agricole Securities (USA) Inc.
Citizens Capital Markets, Inc.
MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
BBVA Securities Inc.
Capital One Securities Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.

Total		$400,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	%

In the underwriting agreement, we have agreed that:

•

We will not, directly or indirectly, offer for sale, sell, pledge or otherwise dispose of any of our debt securities (other than the notes) issued or guaranteed by us for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We will pay our expenses related to the offering, which we estimate will be approximately $        . We have agreed to reimburse the underwriters for certain expenses in connection with this offering up to $12,500.

•

We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made against payment for the notes on or about                 , 2018, which will be the         business day following the date of this prospectus supplement (such settlement being referred to as “T+        ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+        , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Other relationships

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of business. In particular, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as administrative agent under Covanta Energy’s revolving credit facility and term loan. They have received (or will receive) customary fees and commissions for these transactions. Certain of the underwriters or their affiliates may hold a portion of our Senior Notes due 2022, and consequently, would receive a portion of the net proceeds from this offering. In addition, affiliates of certain of the underwriters are lenders under Covanta Energy’s existing revolving credit facility, up to $202 million of borrowings under which is expected to be repaid with a portion of the net proceeds of this offering, and will receive a portion of the amounts repaid under that facility, pending the re-borrowing of such amounts in connection with the redemption of the Senior Notes due 2022.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us or our affiliates. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Selling restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the underlying prospectus is not a prospectus for purposes of the Prospectus Directive

United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the notes is only being distributed to and is only directed at persons in the United Kingdom that are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “relevant persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, the notes may not be offered other than by an underwriter that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Incorporation by reference

In this prospectus supplement, we “incorporate by reference” certain information filed by us with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below, which have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 26, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2017, filed on April 27, 2018 and July 27, 2018, respectively;

•	our Current Reports on Form 8-K filed on February 13, 2018, March 5, 2018, May 3, 2018, August 21, 2018, August 30, 2018; and September 25, 2018; and

•	the information responsive to part III of Form 10-K for the year ended December 31, 2017 provided in our definitive proxy statement on Schedule 14A, filed with the SEC on March 23, 2018.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K unless we specifically state in such current report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act, or the Exchange Act) from the date of this prospectus supplement until the sale of all securities offered hereunder shall be deemed to be incorporated by reference in this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement. You may access a copy of any or all of these filings, free of charge, at our web site, www.covanta.com, or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation

Attn: Investor Relations

445 South Street

Morristown, New Jersey 07960

(862) 345-5000

You may also direct your requests via e-mail to ir@covanta.com

Legal matters

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP of New York, New York. Certain legal matters in connection with this offering of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP of New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Covanta Holding Corporation

Common stock

Preferred stock

Warrants

Debt securities

Subscription rights

Purchase contracts

Purchase units

Depositary shares

Covanta Holding Corporation may offer, from time to time, common stock, preferred stock, warrants, debt securities, subscription rights, purchase contracts, purchase units or depositary shares. In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, or through a combination of any of these methods. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, as well as any documents incorporated or deemed to be incorporated by reference into this prospectus and any prospectus supplement, carefully before you make your investment decision.

This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering.

Our common stock is traded on the New York Stock Exchange under the symbol “CVA.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange. Our principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and our telephone number is (862) 345-5000.

Investing in our securities involves risks. You should carefully consider the information referred to under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2017.

i

About this prospectus

Unless the context otherwise requires, references in this prospectus to “Covanta,” “we,” “our,” “us” and similar terms refer to Covanta Holding Corporation and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC,” using a “shelf” registration process. Under this shelf registration process, (1) we may, from time to time, sell any combination of common stock, preferred stock, warrants, debt securities, subscription rights, purchase contracts, purchase units or depositary shares as described in this prospectus, in one or more offerings and (2) selling stockholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Covanta and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

Where you can find more information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such material also can be obtained at the SEC’s website, www.sec.gov or by mail from the SEC’s Public Reference Room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our corporate website, www.covanta.com. Our common stock is traded on the New York Stock Exchange. Material filed by us can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2016 , filed on February 28, 2017, including those portions of our Proxy Statement on Schedule 14A filed on March 24, 2017 that are incorporated by reference in such Annual Report;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 filed on April 27, 2017 and July 28, 2017, respectively;

3.	Our Current Reports on Form 8-K filed on March 2, 2017, March 2, 2017, March 3, 2017, March 3, 2017, March 6, 2017, March 16, 2017 and May 4, 2017 (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act); and

4.	The description of our common stock on Form 8-A/A filed on November 17, 2006.

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K and Form 8-K/A unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act) from the date of this prospectus until the sale of all securities registered hereunder shall be deemed to be incorporated by reference in this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at our website, www.covanta.com , or by writing us at the following address or telephoning us at the number below:

Covanta Holding Corporation

Attn: Investor Relations

445 South Street

Morristown, New Jersey 07960

(862) 345-5000

You may also direct your requests via e-mail to investors@covanta.com

Risk factors

Please carefully consider the risk factors described in Part 1, Item 1A. Risk Factors of Covanta’s Annual Report on Form 10-K for the year ended December 31, 2016 , as well as any prospectus supplements and in our other periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making investment decisions, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Cautionary note regarding forward-looking statements

This prospectus, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by us may contain statements that may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, the “Securities Act,” Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995, the “PSLRA,” or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta Holding Corporation and its subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. We caution investors that any forward-looking statements made by us are not guarantees or indicative of future performance. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	seasonal or long-term fluctuations in the prices of energy, waste disposal, scrap metal and commodities;

•	our ability to renew or replace expiring contracts at comparable prices and with other acceptable terms;

•	adoption of new laws and regulations in the United States and abroad, including energy laws, environmental laws, labor laws and healthcare laws;

•	failure to maintain historical performance levels at our facilities and our ability to retain the rights to operate facilities we do not own;

•	our ability to avoid adverse publicity relating to our business;

•	advances in technology;

•

difficulties in the operation of our facilities, including fuel supply and energy delivery interruptions, failure to obtain regulatory approvals, equipment failures, labor disputes and work stoppages, fires, and weather interference and catastrophic events;

•	difficulties in the financing, development and construction of new projects and expansions, including increased construction costs and delays;

•	limits of insurance coverage;

•	our ability to avoid defaults under our long-term contracts;

•	performance of third parties under our contracts and such third parties’ observance of laws and regulations;

•	concentration of suppliers and customers;

•	geographic concentration of facilities;

•	increased competitiveness in the energy and waste industries;

•	changes in foreign currency exchange rates;

•	limitations imposed by our existing indebtedness and our ability to perform our financial obligations and guarantees and to refinance our existing indebtedness;

•	exposure to counterparty credit risk and instability of financial institutions in connection with financing transactions;

•	the scalability of our business;

•	our ability to attract and retain talented people;

•	failures of disclosure controls and procedures and internal controls over financial reporting;

•	our ability to utilize net operating loss carryforwards;

•	general economic conditions in the United States and abroad, including the availability of credit and debt financing;

•	restrictions in our certificate of incorporation and debt documents regarding strategic alternatives; and

•

other risks and uncertainties affecting our businesses described in Item 1A. Risk Factors of Covanta’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other filings by Covanta with the SEC.

Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus and registration statement are made only as of the date hereof and we do not have, or undertake, any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Covanta Holding Corporation

We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste transport and disposal and renewable energy production businesses. We are organized as a holding company which was incorporated in Delaware on April 16, 1992. We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services.

Energy-from-waste serves two key markets as both a sustainable waste disposal solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions. Energy-from-waste is considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service.

We operate and/or have ownership positions in 44 energy-from-waste facilities, which are primarily located in North America. We also operate waste management infrastructure that is complementary to our core EfW business. In addition to our core EfW business, we offer a variety of sustainable waste management solutions in response to customer demand, including on site clean-up services, wastewater treatment, transportation and logistics, recycling and depackaging. Together with our processing of non-hazardous “profiled waste” for purposes of assured destruction or sustainability goals in our EfW facilities, we offer these services under our Covanta Environmental Solutions brand. We also hold equity interests in an energy-from-waste facility in Italy and an infrastructure business in China which is engaged in energy-from-waste operations. We are constructing a 600,000 metric ton-per-year, 58 megawatt EfW facility in Dublin, Ireland, which we will own and operate upon completion. The commencement of commercial operations is anticipated early in the fourth quarter of 2017.

Our principal executive offices are located at 445 South Street, Morristown, New Jersey 07960, and our telephone number is (862) 345-5000.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) before income tax expense and equity in net income (loss) from unconsolidated investments plus dividends from unconsolidated investments and fixed charges less capitalized interest. Fixed charges consist of interest expense, capitalized interest and imputed interest for operating leases.

	Six months ended June 30,		Year ended December 31,
	2017		2016	2015	2014	2013	2012

Ratio of Earnings to Fixed Charges(1)	(0.23x	)	0.94x	0.79x	1.08x	1.51x	2.05x

(1)	The ratio of earnings to fixed charges indicates a less than one-to-one coverage for the six months ended June 30, 2017 and for the years ended December 31, 2016 and 2015. Earnings available for fixed charges were inadequate to cover total fixed charges for these periods. The deficit amount for the ratio was $113 million, $10 million and $32 million for the six months ended June 30, 2017 and for the years ended December 31, 2016 and 2015, respectively.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of our common stock by selling stockholders except as may otherwise be stated in an applicable prospectus supplement.

Description of securities

Our authorized capital stock is 250,000,000 shares of common stock, $0.10 par value, and 10,000,000 shares of preferred stock, $0.10 par value. As of September 11, 2017, 130,624,826 shares of our common stock were outstanding. We have no shares of preferred stock outstanding.

Common stock

Our common stock is described in our registration statement on Form 8-A/A, which we filed with the SEC on November 17, 2006 and which is incorporated by reference into this prospectus. We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement.

Preferred stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series;
•	preference, if any, to which holders of the series will be entitled upon our liquidation;
•	the terms, if any, on which the series may be redeemed;
•	the voting rights, if any, of the holders of the preferred stock;
•	the dividends, if any, that will be payable with regard to the series;
•	the right, if any, of the holders of the series to convert it into another class of our stock or securities; and
•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock.

Warrants

We may issue warrants for the purchase of common stock, preferred stock, or debt securities. Warrants may be issued independently or together with our common stock, preferred stock, or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities together with which the warrants are issued and the number of warrants issued with each security;

•	any date from and after which the warrants and any securities issued with them will be separately transferable;

•	the principal amount of or number of shares of stock that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	any minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, a discussion of material United States federal or other income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Debt securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We will issue debt securities under an indenture, dated as of January 18, 2007, between us and Wells Fargo Bank, National Association, as trustee, as amended or supplemented from time to time. Wells Fargo Bank, National Association is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture is governed by the Trust Indenture Act of 1939.

We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

Terms of the debt securities

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. A prospectus supplement, including any pricing supplement or term sheet, relating to a series of debt securities will summarize the specific terms of such debt securities and the related offering including, with respect to each series of debt securities, some or all of the following, as well as any other material terms of the securities:

•

if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for in the debt securities;

•

if a series of debt securities may be converted or exchanged into or for securities of Covanta or other entities or property, the period or periods within which, the rate or rates at which and the terms and conditions upon which the debt securities in that series may be converted or exchanged, in whole or in part;

•

any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

Covenants contained in indenture

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, merger and sale of assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person unless:

•

we are the surviving corporation or the successor person is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture.

Events of default and remedies

An “event of default” with respect to any series of debt securities is defined in the indenture as being:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, within 30 days when and as due in respect of any series;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of Covanta or certain of our subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture and we have paid or deposited with the trustee a sum sufficient to pay, among other things, all overdue interest, if any, on that series of debt securities and all sums paid or advanced by the trustee pursuant to the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal or change the stated maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default or event of default in the payment of the principal or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment and to provisions regarding waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of debt securities and certain covenants in certain circumstances

Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on and any mandatory sinking fund or analogous payments in respect of the debt securities of that series on the stated maturity of those payments.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on and any mandatory sinking fund or analogous payments in respect of the debt securities of that series on the stated maturity of those payments; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

Global securities

We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a “global security.” The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;
•	by a nominee of the depositary to the depositary or another nominee of the depositary; or
•	by the depositary or any nominee to a successor of the depository or nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to that series.

Subscription rights

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferrable by the stockholder receiving such subscription rights in the offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The prospectus supplement relating to a particular issue of subscription rights will describe the terms of those subscription rights, including the following:

•	the price, if any, for the subscription rights;

•	the date of determining the stockholders entitled to the distribution of subscription rights;

•	the number of subscription rights issued to each holder;

•	the number and terms of each share of common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the exercise price;

•	the extent to which the subscription rights are transferrable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an oversubscription privilege, if any, with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights; and

•	any other terms of the subscription rights, including the terms, procedures and limitations related to the distribution, exchange and exercise of the subscription rights.

Purchase contracts and purchase units

We may issue purchase contracts for the purchase or sale of common stock, preferred stock or debt securities issued by us, or any combination of the foregoing. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. The purchase contracts may require us to make periodic payments to the holders thereof. These payments may be unsecured or prefunded on a basis to be specified in the prospectus supplement relating to such purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and an underlying security, which may include debt obligations of third parties, such as U.S. treasury securities, that is pledged by the holder of a purchase contract to secure its obligations under the purchase contract.

The prospectus supplement relating to any purchase contracts or purchase units we are offering will describe the terms of the purchase contracts, the purchase units and any applicable pledge or depository arrangements, including one or more of the following:

•	the amount that a holder will be obligated to pay under the purchase contract, or the formula by which such amount shall be determined;

•	the settlement date or dates on which the holder will be obligated to purchase securities, and the conditions, if any, under which the settlement date may occur on an earlier date;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•

the settlement rate, which will determine the number of shares or other securities to be purchased, which may be determined by a formula, which may be based on the market price of our common stock or preferred stock over a specified period or determined by reference to other factors;

•	whether the purchase contracts will be issued separately or as part of units;

•	the type of underlying security, if any, that is part of a purchase unit;

•

the terms of any pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest or principal on any underlying securities will be retained by a collateral agent, delivered to us or distributed to the holder; and

•	any other terms of the purchase contracts or purchase units.

Depositary shares

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue depositary shares, each of which will represent a fractional interest of a share of preferred stock, as described in the prospectus supplement.

Deposit agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and other distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount that can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series on the basis described in the applicable prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Convertibility and exchangeability

Shares of a series of preferred stock may be convertible or exchangeable into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Voting

Upon receiving notice of any meeting at which preferred shareholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the preferred stock shares underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those preferred stock shares, unless otherwise discussed in the prospectus supplement.

Amendment and termination of deposit agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless holders of a majority of the outstanding depositary shares approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•

there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Title

We and each depositary and any of our respective agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and removal of depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;
•	be a bank or trust company having its principal office in the United States; and
•	have a combined capital and surplus of at least $50,000,000.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred shareholders of any series.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. Our obligations and the obligations of each depositary under any deposit agreement will be limited to performance in good faith of the duties under that agreement, and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. Each depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Selling stockholders

Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Plan of distribution

We or the selling stockholders may sell the securities offered pursuant to this prospectus in any of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;
•	through agents; or
•	directly to purchasers.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents, selling stockholders or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

•	negotiated transactions;
•	at a fixed public offering price or prices; or
•	at varying prices determined at the time of sale.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

If we use dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

Unless otherwise stated in a prospectus supplement, any agent selling securities on our behalf will be acting on a best efforts basis for the period of its appointment.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

Underwriters, agents and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any securities offered by this prospectus, other than our common stock, will be a new issue of securities and will have no established trading market. Our common stock is listed on the New York Stock Exchange, and any shares of our common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than our common stock, may or may not be listed on a national securities exchange. We give no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than our common stock.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2016 , and the effectiveness of our internal control over financial reporting as of December 31, 2016 , which conclude among other things, that we did not maintain effective internal control over financial reporting as of December 31, 2016, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“2013 framework”), because of the effects of the material weakness described, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst  & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Legal matters

The validity of the securities offered hereby will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois.

$400,000,000

Covanta Holding Corporation

    % Senior Notes due 2027

Prospectus supplement

Joint book-running managers

J.P. Morgan

BofA Merrill Lynch

Credit Agricole CIB

Citizens Capital Markets

MUFG

SMBC Nikko

Co-managers

TD Securities

BBVA

Capital One Securities

BB&T Capital Markets

Fifth Third Securities

HSBC

                    , 2018